As filed with the Securities and Exchange Commission on

                                               Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       EDGEWATER FOODS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           NEVADA                                              20-3113571
----------------------------    ------------------------    --------------------
(State or other jurisdiction    (Commission File Number)    (IRS Employer
 of incorporation)                                           Identification No.)

                    5552 WEST ISLAND HIGHWAY, QUALICUM BEACH
                        BRITISH COLUMBIA, CANADA V9K 2C8
               (Address of principal executive offices (zip code))

                                 (250) 757-9811
              (Registrant's telephone number, including area code)

                                 ROBERT SAUNDERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    5552 West Island Highway, Qualicum Beach
                        British Columbia, Canada V9K 2C8
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register securities for an offering to be made on a continuous or delayed basis, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [__]


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



============================= ================== ======================= ====================== ======================
TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED         OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
                                                 UNIT (1)                PRICE (1)
============================= ================== ======================= ====================== ======================

Common Stock underlying the   1,980,096 (2) (3)  $1.25                   $2,475,120.00          $264.84
Preferred Stock
============================= ================== ======================= ====================== ======================
Common Stock Underlying the   7,200,345          $1.25                   $9,000,431.25          $963.05
Warrants
============================= ================== ======================= ====================== ======================
Common Stock Underlying the   893,945            $1.25                   $1,117,431.25          $119.57
Placement Consultant
Warrants
============================= ================== ======================= ====================== ======================
Common Stock underlying       400,000            $1.25                   $500,000.00            $ 53.50
common stock purchase
warrants
============================= ================== ======================= ====================== ======================
Total                         10,474,386                                 $13,092,982.50         $1,400.96
============================= ================== ======================= ====================== ======================


     (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant's common stock as quoted on the Over-the-Counter Bulletin Board of $1.25 on February 6, 2007.

     (2) This number represents 110% of the aggregate number of shares of common stock necessary to effect the conversion of all of our Series B Preferred Stock currently outstanding.

     (3) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                          COPIES OF COMMUNICATIONS TO:

                             LOUIS E. TAUBMAN, ESQ.
                      LAW OFFICES OF LOUIS E. TAUBMAN, P.C.
                           17 State Street, 16th Floor
                               New York, NY 10004
                                 (212) 732-7184
                               FAX: (212) 202-6380

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Securities and Exchange Commission declares the registration statement filed with it effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus. We have not authorized anyone to provide you with information that is different.

                             PRELIMINARY PROSPECTUS

                          SUBJECT TO COMPLETION, DATED

                       EDGEWATER FOODS INTERNATIONAL, INC.

                        10,474,386 SHARES OF COMMON STOCK

         The 10,474,386 shares of common stock, $.0001 par value, being offered by the selling shareholders listed on page 11. The shares of our common stock covered by this prospectus include:

     o 1,980,096 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock granted to investors in our January 2007 private financing; this number represents 110% of the aggregate number of shares of common stock necessary to convert the currently outstanding 207 shares of our Series B Preferred Stock, as required by the transaction documents;

     o 7,200,345 shares of common stock issuable upon exercise of 7,200,345 warrants to purchase shares of our common stock to investors in our January 2007 private financing;

     o 893,945 shares of common stock issuable upon exercise of one placement consultant warrant granted to the placement consultant of our January 2007 private financing; and,

     o 400,000 shares of common stock underlying four common stock purchase warrants, each to purchase 100,000 shares of our common stock, issued to Kitsilano Capital Corp. in consideration for services they will provide to us pursuant to their consulting agreement dated February 2, 2007.

         This offering is not being underwritten.

         The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under the "Selling Shareholders" and "Plan of Distribution" sections in this prospectus. Edgewater will not receive any of the proceeds from the sale of the shares under this prospectus.

         Our common stock is listed on the Over the Counter Bulletin Board, also called the OTCBB, under the trading symbol "EDWT." On February 6, 2007, the closing bid for our common stock as reported on the OTCBB was $1.20 per share. As of February 6, 2007, we had the following amount of shares issued and outstanding:

     o    21,188,491 shares of Common Stock;
     o    7,821,333 shares of Series A Preferred Stock; and,
     o    207 shares of Series B Preferred Stock

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS"BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


                         The date of this Prospectus is

                                TABLE OF CONTENTS



                                                                           Page
                                                                           ----

Corporate Information...................................................... vii

Prospectus Summary.........................................................  1

Risk Factors...............................................................  4

Cautionary Statement Regarding Forward Looking Statements..................  10

Use Of Proceeds............................................................  10

Selling Shareholders.......................................................  11

Plan of Distribution.......................................................  13

Business...................................................................  15

Description of Property....................................................  22

Management.................................................................  26

Executive Compensation.....................................................  32

Security Ownership of Certain Beneficial Owners and Management.............  38

Certain Relationships And Related Transactions.............................  40

Description Of Securities..................................................  41

Market for Common Equity and Related Shareholder Matters...................  41

Management's Discussion and Analysis or Plan of Operations.................  51

Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure ......................................................  61

Legal Proceedings..........................................................  61

Experts....................................................................  61

Legal Matters..............................................................  61

Financial Statements.......................................................  F-1

                               PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding Edgewater and the securities being offered herein. Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully. Unless the context requires otherwise, "we," "us," "our" and similar terms refer to Edgewater.

                                   THE COMPANY

         We are the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish. Scallop farming is relatively new to North America and Island Scallops is the only producer of both live-farmed Pacific scallops and live sablefish (or blackcod). Given Island Scallops' unique hatchery technology and extensive research and development, we believe that there is no significant competition for the farming of these marine species in our geographic area. Island Scallops is committed to rapidly expanding production and profits while continuing to finance the aggressive growth of the company and maintaining a healthy respect for the marine environment.

                               RECENT DEVELOPMENTS

Business

         We commenced harvesting our year-class 2004 sea scallops in February 2006. We refer to the year-class of scallops based on when the scallops were spawned. Generally, the harvest occurs approximately 22 to 24 months after spawning of the scallops. The 2004 year-class scallop harvest started approximately one month sooner than we originally anticipated. The early start to the harvest was attributed to improved scallop growth rates as a result of selective breeding and use of proprietary farming techniques. The benefits of five years of selective breeding are starting to show benefits with the 2004 year-class, displaying a higher weight to shell ratio. We anticipated harvesting approximately 2 million scallops between February and October 2006, however, the results of our experimentation with ear hanging scallops as opposed to keeping them in nets during the final portion of their growth cycle were disappointing and resulted in greater mortality than expected, as well as sporadic growth. In the future, we anticipate using a combination of ear-hanging and lantern net methods.

         In October 2006, we installed twenty new longlines at our Hindoo Creek scallop farm in Baynes Sound (1). Each longline is 108 yds (324 feet) long and submerged at approximately 25 ft depth. In July 2006, we received approval for an additional 23 longlines. The October and July additions bring the tenure up to its management plan of 67. At harvest, each new longline has the capacity to hold 90,000 scallops in final stage grow-out nets, thereby increasing the production of the farm to 6 million scallops. Additionally, the Deep Bay tenure has been expanded to 32 longlines, which has the capacity to hold 2.8 million at harvest. After an analysis of our production results to date, we decided to transition production to a combination of our ear-hanging method and the use of "lantern style" nets (for our grow-out nets), the later of which will allow for approximately 90,000 scallops per line (vs. 100,000 "ear-hung). The costs of "lantern style" are similar to that of "ear-hanging" ($.08 per scallop in net vs. $.075 per ear hung scallop): labor costs for the lantern method are less because there is less handling of the scallops, however, capital costs are more since we will need to purchase boats capable of handling additional weight per line caused by use of nets vs. ear hanging. In conjunction with the transfer of our 2005 scallop class from small mesh nets to the final stage lantern nets, we also will begin moving the 2006 crop from the pond sites (at our hatchery) to small mesh nets on our farms; it is estimated that these animals will be ready for harvest in the Spring of 2008.

         In the fourth quarter of 2006, we transferred our 2005 year-class scallops, which had been maturing in our tenured growing sites and joint venture locations, to final stage large grow-out nets on our farm sites. We anticipate commencing harvesting up to approximately four million 2005 year-class scallops during April of 2007. The 2006 year-class scallop spawning season commenced in March of 2006 and was completed in April 2006. The scallop brood-stock conditioning for these spawning began in mid-December 2005. We expect to begin harvesting the 2006 year-class scallops during the Spring of 2008, however, we could begin harvesting portions of the class sooner if mortality rates (at various points of the growth cycle) are significantly better than our current projection or if growth rates are substantially higher. We anticipate that of the over 350 million larvae that were spawned during the 2006 spawning season, at least 10 million scallops could reach full maturity and thus be harvested. During the fourth quarter of 2006, and continuing into the first quarter of 2007, we moved the 2006 scallop crop from the onshore ponds at our harvest facility into grow-out nets at our tenure sites. The use of DNA based family analysis that started in 2000 and will continue through 2007, with the goal of breeding high meat yield scallops, began showing results in the harvest of our 2004 scallop class. Average weight per scallop increased from 150-180 grams to over 225-250 grams -- representing an increase of over 20% from the previous year. In the first quarter of our 2007 fiscal year, we started harvesting the remaining balance of our 2004 year class of scallops and completed transferring our 2005 year-class scallops that were still maturing in our tenured growing sites and joint venture locations, to final stage large grow-out nets on our farm sites.

SERIES B PREFERRED STOCK AND WARRANT FINANCINGS

         On January 16, 2007, we completed a private equity financing of $2,070,000 with two accredited investors. Net proceeds from the offering were approximately $1,864,400. We issued 207 shares of our Series B Preferred Stock, par value $0.001 per share and stated value of $10,000 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant,
(v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of our common stock equal to 50% of the number of shares of common stock issuable upon conversion of the investor's Series B Preferred Stock, except for the Series J Warrants, which entitle the investor to purchase a number of shares of our common stock equal to 100% of the number of shares of common stock issuable upon conversion of the investor's Series B Preferred Stock. Each of the Warrants has a term of 6 years, except for the Series J Warrants, which have a term of 1 year. Each share of the Series B Preferred Stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common stock for each share of converted preferred stock. In connection with the financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until the registration statement has been effective for six months.

         In connection with the January 16, 2007 financing, we paid cash compensation to a placement consultant in the amount of $165,600 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to
(i) 20 shares of Series B Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing:
(i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 90,004 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 180,008 shares of common stock.

         We are obligated to file this registration statement on or before February 14, 2007 providing for the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants issued pursuant to the January 2007 financing. We are required to keep this registration statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by this registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144(k). If this registration statement ceases to be effective prior to the expiration of the Effectiveness Period, we will be required to pay liquidated damages equal to 2.0% of the amount invested for each calendar month or portion thereof thereafter such date until the registration statement is declared effective. Pursuant to the January 2007 financing, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 20% of the amount of the initial investment in the Series B Preferred Stock.

         The net proceeds from the January 2007 financing are to be used for capital expenditures necessary to expand our operations into clam farming in Morocco; any remaining proceeds may be used for working capital and general corporate purposes. We are currently conducting due diligence on a North African based aquaculture company that farms shellfish products in Morocco and pending the successful completion of such inquiry, may acquire a majority ownership interest in the company. At the date of this filing, we have not entered into any binding agreements for the purchase of such company and may or may not do so depending on the results of our due diligence investigation.

SERIES A PREFERRED STOCK AND WARRANT FINANCINGS

         On April 12, 2006 we completed a private equity financing of $1,062,000 with 2 accredited investors. Net proceeds from the offering, were approximately $952,040. We issued 1,888,000 shares of our Series A Preferred Stock, par value $0.001 per share and stated value of $0.75 per share, at a purchase price of $0.5625 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant,
(iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, (vii) Series F Warrant, (viii) Series G Warrant, and (ix) Series H Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Stock purchased, except for the Series J Warrants, which entitled the investor to purchase a number of shares of our common stock equal to 100% of the number of shares of Series A Preferred Stock purchased. We issued a total of 9,440,000 Warrants. Each of the Warrants has a term of five (5) years, except for the Series J Warrants, which have a term of one (1) year. Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

         In connection with the April 12, 2006 financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until this registration statement has been effective for six months. World Wide Mortgage, to whom we borrowed the amount of CDN $1,500,000, also entered into a lock up agreement to sell no more than 100,000 shares of our common stock per quarter until the registration statement has been effective for six months.

         In connection with the April 12, 2006 financing, we paid cash compensation to a placement consultant in the amount of $84,960 and issued him 188,800 warrants. Each of the placement consultant's warrants allows him to purchase one share of our Series A Preferred Stock, and one half of each of the Series A-H Warrants and one Series J warrant. Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $0.5625 per warrant, for a period of three years.

         On May 30, 2006 we completed another round of private equity financing of $1,500,000 pursuant to a Series A Convertible Preferred Stock Purchase Agreement dated May 30, 2006. The net proceeds from this financing were approximately $1,380,000. We issued 2,000,000 shares of our Series A Preferred Stock, stated value of $0.75 per share, at a purchase price of $0.75 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, and (iv) Series D Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Stock purchased; we issued a total of 4,000,000 Warrants. Each of the Warrants has a term of five (5) years and is identical to the Series A-D Warrants we issued to investors pursuant to the financing we closed on April 12, 2006.

         In connection with the May 30, 2006 financing, we paid cash compensation to a placement consultant in the amount of $120,000 and issued him 200,000 warrants. Each of the placement consultant's warrants allows him to purchase one share of our Series A Preferred Stock, and one-half of each of the Series A-D Warrants. Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $1.50 per warrant, for a period of three years.

         On June 30, 2006 and July 11, 2006 we completed two final rounds of private equity financing accepting subscriptions in the aggregate amount of $2,840,000 from 9 institutional and accredited investors pursuant to the May 30, 2006 Series A Convertible Preferred Stock Purchase. On June 30, 2006 and July 11, 2006, we entered into separate Joinder Agreements to each of the Series A Convertible Preferred Stock Purchase Agreement and the Registration Rights Agreement, each dated as of May 30, 2006, with each of the new investors which added such investors as additional parties to the May 30, 2006 financing
documents.   Net  cash  proceeds  from  these  two  rounds  were   approximately
$2,783,000. Pursuant to these two final financings, we issued a total of 3,786,666 shares of our Series A Preferred Stock, stated value of $0.75 per share at a purchase price of $0.75 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant,
(iii) Series C Warrant, and (iv) Series D Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Shares purchased (subject to the rounding of factional shares); we issued a total of 7,573,344 Warrants in these two rounds of financing. Each of the Warrants has a term of five (5) years and is identical to the Series A-D Warrants we issued to investors pursuant to the financings we closed on April 12, 2006 and May 30, 2006. Each share of our Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

         In connection with the June 30, 2006 and July 11, 2006 financings, we paid a total placement consultant fee of $217,000. The placement consultant received $160,000 of his fee in securities (as described below) and $57,000 in cash. As a result, we issued the placement consultant 213,333 shares of our Series A Preferred Stock, and one of each of the A-D Warrants, each to purchase 106,667 shares of our Common Stock. The A-D Warrants issued to the placement consultant are identical to the Series A-D Warrants we issued to the investors as described above.

         Pursuant to the April, May, June and July 2006 financings, we received aggregate net proceeds of approximately $5,115,040 and we issued an aggregate of 7,887,999 shares of our Series A Preferred Stock and Warrants to purchase an aggregate of 21,440,020 shares of our common stock.

         In connection with the April, May, June and July 2006 financings, we filed, as agreed to in the corresponding Registration Rights Agreement, a registration statement with the Securities and Exchange Commission to register for resale the shares of our common stock into which the shares of our Series A Preferred Stock may be converted and the shares of common stock issuable upon the exercise of the warrants (Registration No. 333-135796). We are required to keep that registration statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144. If that registration statement ceases to be effective prior to the expiration of the Effectiveness Period, we will be required to pay liquidated damages equal to 1.0% of the amount invested for each calendar month or portion thereof thereafter such date until this registration statement is declared effective. Pursuant to the April 12, 2006 financing, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 24% of the amount of the initial investment in the Series A Preferred Stock. Pursuant to the May 30, 2006, June 30, 2006 and July 11, 2006 financings, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 10% of the amount of initial investment in the Series A Preferred Stock pursuant to such rounds of financing. As of the date of this filing, Post-Effective Amendment No. 1 to Registration No. 333-135796 was declared effective on December 8, 2006 and Post-Effective Amendment No. 2 was declared effective on February 5, 2007.

         For further information regarding the preferred stock and warrants see "Description of Securities - Series A Preferred Stock," "Description of Securities - Series B Preferred Stock" and "Description of Securities -Warrants."


                                  RISK FACTORS

You should carefully consider the risks described below before making an investment in EDGEWATER. All of these risks may impair our business operations. If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO AQUACULTURE

We are subject to a number of biological and environmental risks.

Our business would be adversely affected if our scallop crop is infected by Perkinsus Quagwadi. Perkinsus affects a variety of scallops. In 1992, mortality due to Perkinsus infection was large and mortality was high, but Island Scallops was able to overcome this disease by breeding the remaining stock. Eight years of successfully breeding hardy individuals resulted in the remaining populations of scallops being Perkinsus-free. Although there is a chance that other diseases may occur, the Island Scallops hybrid scallop has proven resistant to Perkinsus disease for the last ten years.

Paralytic Shellfish Poisoning (PSP or Red Tide) could limit the amount of scallops available for sale.

Paralytic Shellfish Poisoning (PSP or red tide) is another concern when farming scallops. The adductor muscle can be processed for sale to the traditional scallop meat market even when there is a PSP closure. On the other hand, the live animal market is stopped by PSP toxicity. Sewage Contamination (fecal coliform) is also monitored by the Canadian Food Inspection Agency (CFIA) to avoid this problem. These types of contaminants do not threaten the crop, it only causes a temporary displacement to the marketing of the product. Island Scallops' aquaculture is not without total risk; however, the development program over the last decade has reduced the risk of disease and increased the historical grow-out survival rate to 95% over the past six years. Despite these advances, however, an outbreak of PSP, even if it did not affect Island
Scallops' stock, could have a depressive effect on the shellfish market in general, which could then adversely affect our business.

Aquaculture and scallop farming is subject to a variety of general disease risks.

Bacteria are almost always associated with mortalities in the larval stages of growth. Control of disease outbreaks in the hatchery consists of regular inspection, growth rates, color and larvae is checked for proper shape. Proper hygiene practices within the hatchery minimize problems with Bacteria. In general, scallops are harder to handle and transport and care needs to be taken when moving them. Scallops can develop a stress related disease that can be avoided by proper handling conditions such as temperature, moisture rates and time before getting back in the water (maximum time being 24 hours).

Boring sponges and worms can adversely impact our scallop yield.

Boring sponges and worms are organisms that make holes in the scallop's shell, weakening it and requiring the scallop to make repairs. Secreting additional layers of shell material to mend these holes directs energy away from growth and maintenance of the scallop. In cases of severe infestation, the adductor muscle may be reduced in weight by up to 50%, and the meat may be discolored.

Our business would be adversely affected if our scallop crop is infected by flatworm.

Flatworms can be devastating, destroying all seed within 2 weeks. Island Scallops has managed to minimize this problem and keep mortalities down by keeping the seeds in the pond a little longer so it becomes larger, making the time spent in the first net culture less. We then move the seeds to a larger mesh net culture, which causes the flatworms to fall off and no longer pose a problem. This husbandry technique alleviates the problem to a large degree.

Scallops raised in the open ocean are subject to a variety of predators that could adversely impact crop yield.

Starfish are a major predator of scallops, particularly in bottom culture. If the hanging techniques are far enough from the bottom, even during extreme low tides, then this does is not problematic. Since starfish and crabs have a free-swimming larval stage as part of their life cycle, it is possible that these larvae can settle within the "grow-out" nets and settle there and prey on these scallops. However, with proper husbandry techniques these effects can be minimized.

Our business would be adversely affected if a majority of our scallop crop experiences fouling.

Fouling is caused by settlement and growth of several organisms such as macroalgae, bryozoans, barnacles and mussels on the nets. Heavy fouling of culture nets and scallops impedes growth of the scallops. Since most fouling occurs in shallower waters, hanging scallops at deeper depths can reduce fouling. If culture systems are managed properly, fouling is not a problem.

Aquaculture can be subject to a variety of growing conditions that can adversely affect product growth and development.

Certain growing conditions and sea conditions can affect the quality and quantity of scallops produced, decreasing the supply of our products and negatively impacting profitability. Extreme wave actions tend to make scallops seasick. In cases of extreme seasickness, scallops stop feeding and growth is reduced. This may create mortality by weakening the scallops and making them susceptible to other problems and diseases. Currently, the water leases owned by Island Scallops are located in areas where this will prove to be less problematic. Additionally, if other environmental conditions are unfavorable, growing conditions in the ocean can greatly inhibit scallop growth. Generally this risk is mitigated by year-to-year variations in growing conditions. However, we cannot guarantee that we will not be negatively affected, at least in the short term, if we experience poor growing conditions.

Increased mortality rates would adversely impact our business.

In general, increased mortality rates in juveniles are due to improper feeding and hatchery husbandry. Once scallops are introduced to the ocean, increased mortality rates are caused by the above factors as well as fluctuations in salinity and currents. Given the location of Island Scallops' current farming areas, the salinity and currents should not be problematic. Mortality rates can also increase due to overcrowding problems. In cases of extreme overcrowding scallops actually bite each other and their shells become damaged.

If we are unable to expand our tenures, our projected production may be delayed.

To increase our production capacity, we must expand our tenures. However, expanding tenures requires government approval, which can be a timely and costly process. Two of our tenures, Hindoo Creek and Deep Bay, have been approved for expansion. Our Denman tenure must be re-zoned before expansion thereof will be approved and our Bowser bottom lease Management Plan must be reconfigured before expansion of that area is approved. Although we are confident that such approval will be granted after issues raised by local residents and fisherman, such as the use of surface floats for our longlines have been addressed, there is no guarantee that it will be granted. In the future, we will seek expansion of our other tenures, which also may not be granted. If we do not receive expansion approval for our Denman tenure and Bowser bottom lease, it will delay our proposed expansion.

BUSINESS RISKS

We will require additional capital to fund our current business plan.

Our success is dependent on future financings. The aquaculture or marine farming industry is a capital-intensive business, which requires substantial capital expenditures to develop and acquire farms and to improve or expand current production. Further, the farming of marine life and acquisition of additional farms may require substantial amounts of working capital. We project the need for significant capital spending and increased working capital requirements over the next several years. There can be no assurance that we will be able to secure such financing on terms, which are acceptable, if at all. The failure to secure future financing with favorable terms could have a material adverse effect on our business and operations.

We are dependent on certain key existing and future personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Mr. Saunders, Mr. Bruce Evans and Ms. Patti Greenham. The loss of the services of one or more of these or other key employees could have a material adverse effect on our operations. We currently maintain key man life insurance on Mr. Saunders for a value of $1,000,000. We also have an employment agreement with Mr. Saunders. We do not maintain key man insurance for, nor do we currently have employment agreements with, any of our other key employees. In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require a strong background in the marine aquaculture industry. We cannot assure that we will be able to successfully attract and retain key personnel.

The fact that our directors and officers own approximately 46% of our capital stock and 67%% of our voting capital stock may decrease your influence on shareholder decisions.

Our executive officers and directors, in the aggregate, beneficially own approximately 46% of our capital stock and 67% of our voting capital stock. As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to shareholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

Our acquisitions and potential future acquisitions involve a number of risks.

Our potential future acquisitions involve risks associated with assimilating these operations into our company; integrating, retaining and motivating key personnel; integrating and managing geographically-dispersed operations integrating the technology and infrastructures of disparate entities; and risks inherent in the husbandry and farming of marine species.

We may have difficulty competing with larger and better-financed companies in our sector.

In general, the aquaculture industry is intensely competitive and highly fragmented. Many of our competitors have greater financial, technical, marketing and public relations resources than we presently have. Our sales may be harmed to the extent we are not able to compete successfully against such seafood producers.

Contamination of our seafood would harm our business.

Because our products are designed for human consumption, our business is subject to certain hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our products, through tampering or otherwise, could result in a recall of our products. Any such recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales. Although we maintain insurance to protect against such risks, we may not be able to maintain such insurance on acceptable terms and such insurance may not be adequate to cover any resulting liability.

We may experience barriers to conducting business due to potential government regulations.

There are no hatchery/producer competitors in the scallop farming business in British Columbia. The United States will not allow the farming of the species farmed by Island Scallops in their waters, as this species is considered an "exotic". It is unlikely that the Canadian government would decide to regulate this species like the United States does (as the Canadian government developed the technology) however if it does, this would have a material adverse affect on our business.

Our business may be adversely affected price by volatility.

If market prices for Island Scallops' products decrease, we will incur a loss of profits. However, our operational costs will increase because we will have to produce the same quantity to meet the current demand, which will decrease profit margin. This form of price volatility would be detrimental for our business.

Foreign exchange rates risks, political stability risk, and/or the imposition of adverse trade regulations could harm our business.

We conduct some of our business in foreign currencies. Our profitability depends in part on revenues received in United States dollars as a result of sales into the United States. A decline in the value of the United States dollar against the Canadian dollar would adversely affect earnings from sales in the United States. As part of our plans to acquire other businesses we may expand our operations to other countries, operate those businesses in foreign currencies, and export goods from those countries. Thus far, we have not engaged in any financial hedging activities to offset the risk of exchange rate fluctuations. We may in the future, on an as-needed basis, engage in limited financial hedging activities to offset the risk of exchange rate fluctuations. There is a risk that a shift in certain foreign exchange rates or the imposition of unforeseen and adverse political instability and/or trade regulations could adversely impact the costs of these items and the liquidity of our assets, and have an adverse impact on our operating results. In addition, the imposition of unforeseen and adverse trade regulations could have an adverse effect on our exported seafood operations. We expect the volume of international transactions to increase, which may increase our exposure to future exchange rate fluctuations.

RISKS RELATING TO THE OFFERING

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. During the month of January 2007, our common stock traded an average of approximately 1,885 shares per day. As of February 6, 2007, the closing bid price of our common stock was $1.20 per share. As of February 6, 2007, we had approximately 55 shareholders of record of our common stock, 13 shareholders of record of our Series A Preferred Stock and 2 shareholders of record of our Series B Preferred Stock, not including shares held in street name. In addition, during the past two years our common stock has had a trading range with a low price of $0.51 per share and a high price of $1.95 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There are currently 31,509,168 warrants outstanding. The terms of these warrants expire as early as 2007 and as late as 2013. The exercise price of these warrants range from $0.5625 to $2.75 per share, subject to adjustment in certain circumstances. Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our common stock may be considered a "penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING INFORMATION

From time to time, we may make written statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

         (a) volatility or decline of our stock price;

         (b) potential fluctuation in quarterly results;

         (c) our failure to earn revenues or profits;

         (d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

         (e) inadequate capital to continue business;

         (f) changes in demand for our products and services;

         (g) rapid and significant changes in markets;

         (h) litigation with or legal claims and allegations by outside parties; or

         (i) insufficient revenues to cover operating costs.

There is no assurance that we will be profitable, we may not be able to successfully develop, manage or market our products and services, we may not be able to attract or retain qualified executives and technology personnel, our products and services may become obsolete, government regulation may hinder our business, additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in the our businesses.

We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the factors described in other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB and any Current Reports on Form 8-K filed by us. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statement above.

                                 USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders. We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock, however, we received net proceeds of approximately $1,864,400 from the initial sale of the preferred shares and we could receive up to approximately $15,710,000, net of fees and expenses, from the exercise of the warrants when and if exercised. The net proceeds from the sale of the Series B Preferred Stock and any proceeds received from the exercise of the warrants have been and will be used as set forth in the table below.


The following table represents estimates only. The actual amounts may vary from these estimates.

------------------------------- ------------------------ -----------------------
           USE OF FUNDS           FUNDS RECEIVED FROM        FUNDS RECEIVED
                                    SALE OF SERIES B      FROM EXERCISE OF THE
                                    PREFERRED STOCK            WARRANTS
------------------------------- ------------------------ -----------------------
------------------------------- ------------------------ -----------------------
Expand operations into clam
farming in Morocco                   $1,000,000 (1)                     -

------------------------------- ------------------------ -----------------------
Working Capital                         864,000               $15,710,000

------------------------------- ------------------------ -----------------------
   Total                             $1,864,400               $15,710,000
------------------------------- ------------------------ -----------------------

     (1) We are currently conducting due diligence on a North African based aquaculture company that farms shellfish products in Morocco and pending the successful completion of such inquiry, may acquire a majority ownership interest in such company. At the date of this filing, we have not entered into any binding agreements for the purchase of such company and may or may not do so depending on the results of our due diligence investigation.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information concerning the resale of the shares of common stock by the selling shareholders (the "Selling Shareholders"). None of the Selling Shareholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated below, none of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

         The Selling Shareholders may offer all or some portion of the shares of the common stock or the shares of common stock issuable upon conversion of the Series B Preferred Stock and/or exercise of the warrants. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus. In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The amount of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion formula equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common for each share of converted Series B Preferred Stock. The amount of shares owned by each Selling Shareholder also includes the number of shares of common stock underlying the Selling Shareholder's Series A Preferred Stock, which is calculated based upon a conversion ratio of one share of common stock for each share of Series A Preferred Stock, which conversion price is subject to adjustment under certain circumstances. See "Description of Securities." Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from February 6, 2007. See "Description of Securities -Warrants."

         As of February 6, 2007, there were 21,188,491 shares of our common stock outstanding, 7,821,333 shares of our Series A Preferred Stock outstanding and 207 shares of our Series B Preferred Stock outstanding, which are treated on an as converted basis for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $10,000.

            Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the January 16, 2007 private financing, which is described above in Recent Developments, Series B Preferred Stock and Warrant Financings.





                OWNERSHIP OF COMMON STOCK BY SELLING SHAREHOLDERS
------------------------- ---------------------- ----------------------- ------------------- -------------------------
NAME OF SELLING           NUMBER OF SHARES       NUMBER OF SHARES        NUMBER OF SHARES    PERCENTAGE OF OWNERSHIP
STOCKHOLDER               PRIOR TO THE OFFERING  OFFERED HEREBY          TO BE OWNED AFTER   AFTER THE OFFERING (1)
                                                                         THE OFFERING        (2) (3)
========================= ====================== ======================= =================== =========================

Vision Opportunity        28,392,553 (4)         7,478,700 (5)                 0 (2)                    *
Master Fund, Ltd.

========================= ====================== ======================= =================== =========================
Union Bancaire Privee     5,544,139 (6)          1,521,732 (7)                 0 (2)                    *

========================= ====================== ======================= =================== =========================
Sam Pai                   893,945 (8)            893,945                       0 (2)                    *

Kitsilano Capital Corp.   400,000 (9)            400,000                       0 (2)                    *
========================= ====================== ======================= =================== =========================


     * Less than 1% ownership of our common stock following the offering.

     1) All Percentages have been rounded up to the nearest one hundredth of one percent.
     2) Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein and all of such selling shareholders' shares offered in our other registration statement on Form SB-2 (Registration No. 333-135796) for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.
     3) The number of shares offered by this prospectus will vary from time to time based upon several factors including the amount of Series B Preferred Stock the holder intends to convert and the amount of warrants that may be exercised. See "Prospectus Summary - Recent Developments - Financing." Based upon the terms of the both the Series B Preferred Stock and the warrants issued in the January 2007 financing, holders may not convert the Series B Preferred Stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock. Additionally, the shares of Series B Preferred Stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Series B Preferred Stock.
     4) The person having voting, dispositive or investment powers over Vision Opportunity Master Fund, Ltd, is Adam Benowitz, Authorized Agent. This amount includes 1,495,740 shares of common stock issuable upon conversion of Vision's Series B Convertible Preferred Stock and 5,982,960 shares of common stock issuable upon exercise of the Warrants it received in the January 16, 2007 financing. This amount also includes 5,133,333 shares of common stock issuable upon conversion of Vision's Series A Convertible Preferred Stock,
          15,666,668 shares of common stock issuable upon exercise of the warrants Vision received in the April, May, June and July 2006 financings, 22,107 shares of common stock Vision received as dividends on June 30, 2006, and 91,745 shares of common stock Vision received as dividends on December 31, 2006, all of which were registered in our Registration Statement on Form SB-2 File No. 333-135796.
     5) This amount represents the aggregate number of shares of common stock issuable upon conversion and exercise of the Series B Preferred Stock and Warrants, respectively that Vision received in the January 2007 financing.
     6) The persons having voting, dispositive or investment powers over Union Bancaire Privee are Olivier Constantin and Franco Rossi, Authorized Agents. This number includes 304,347 shares of common stock issuable conversion of Union's Series B Convertible Preferred Stock and 1,217,385 shares of common stock issuable upon exercise of Union's Warrants that it received in the January 16, 2007 financing. This amount also includes 1,333,333 shares of common stock issuable upon conversion of Union's Series A Convertible Preferred Stock, 2,666,668 shares of common stock issuable upon exercise of the warrants it received in the April, May, June and July 2006 financings, and 22,406 shares of common stock it received as dividends on December 31, 2006, all of which were registered in our Registration Statement on Form SB-2 File No. 333-135796.
     7) This amount represents the aggregate number of shares of common stock issuable upon conversion and exercise of the Series B Preferred Stock and Warrants, respectively that Union received in the January 2007 financing.
     8) This number includes 173,913 shares of common stock issuable upon conversion of Mr. Pai's Series B Convertible Preferred Stock and 720,032 shares of common stock issuable upon exercise of Mr. Pai's Warrants, all of which are only issuable upon exercise of the placement consultant warrant that Mr. Pai received in the January 16, 2007 financing.
     9) The person having voting, dispositive or investment powers over Kitsilano is Christopher Haugen, Authorized Agent. This amount represents all of the shares of common stock underlying four common stock purchase warrants, each to purchase 100,000 shares of our common stock, issued to Kitsilano in consideration for services they will provide to us pursuant to their consulting agreement dated February 2, 2007. Pursuant to the consulting agreement, we agreed to register all 400,000 shares although the first warrant does not vest until May 1, 2007, the second does not vest until August 1, 2007, the third does not vest until February 1, 2008 and the fourth does not vest until June 1, 2008 and have an exercise price of $1.20, $1.40, $1.60 and $1.80, respectively. Each warrant is exercisable for three years from the vesting date.


                              PLAN OF DISTRIBUTION

     o We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a  broker-dealer   as  principal  and  resales  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

     o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any of these methods of sale; and

     o    any other method permitted pursuant to applicable law.

     o The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     o The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     o Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

     o If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

     o The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

     o The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     o If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

     o We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

     o We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                                    BUSINESS
OVERVIEW

         We were incorporated under the laws of the State of Nevada on June 12, 2000, with the name Heritage Management Corporation. In August 2005, we entered into a share exchange agreement with Edgewater Foods International, Inc., the parent company of Island Scallops Ltd. an aquaculture company located in Vancouver Island, British Columbia. As a result of the Share Exchange, Edgewater became our wholly owned subsidiary and Edgewater's shareholders became the owners of the majority of our voting stock. Pursuant to the terms of the Share Exchange Agreement, Edgewater's officers and directors have been appointed as our officers and Directors. Additionally, we changed our name from Heritage Management, Inc. to Edgewater Foods International, Inc.

         Our wholly owned subsidiary, Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 17 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish. Scallop farming is relatively new to North America and Island Scallops is the only producer of both live-farmed Pacific scallops and live sablefish (or blackcod). Given Island Scallops' unique hatchery technology and extensive research and development, we believe that there is currently no significant competition for these marine species. Island Scallops is committed to rapidly expanding production and profits while continuing to finance the aggressive growth of the company and maintaining a healthy respect for the marine environment.

         Edgewater acquired Island Scallops in June 2005 through a tax free share exchange. Island Scallops was established in 1989 to commercialize Canadian government research on scallop aquaculture. Island Scallops' hatchery operations have diversified to produce other species of shellfish such as mussels, clams, geoducks and oysters. Island Scallops has also investigated the culture of halibut, spot prawn, sea urchin and abalone. Island Scallops is the first hatchery to successfully produce sablefish juveniles for commercial grow-out.

         Currently, Island Scallops' primary product is farmed pacific scallops for sale in the west coast of North America. Island Scallops offers a variety of other products and services to the industry including aquaculture equipment, consulting, research and development, and custom processing and marketing. Internationally, Island Scallops has collaborated with both Japanese and Moroccan fisheries interests.

General Fisheries Market Overview

         The worldwide market for farmed marine species continues to grow. According to a personal communication from the National Marine Fisheries Service, Fisheries Statistics Division, Silver Spring, MD, in British Columbia alone, farming production increased from US$44.56 million in 1988 to US$190.24 million in 1998. Although significant growth occurred in salmon farming and little or no growth occurred in shellfish (oyster) farming, recent problems within the salmon industry are causing some salmon farming interests to turn towards shellfish. Island Scallops can only benefit from this recent trend towards shellfish, as training farmers in correct husbandry would only add another revenue stream.

         The majority of the world's current scallop production comes from three species of scallops: the Japanese scallop, the sea scallop and the king scallop. The Chinese scallop is also selling well, but FDA inspections of China facilities found that the conditions and hygiene were issues as hatcheries were highly polluted. There has also been a fishery boom on the east coast of Canada and the United States with the Digby or sea scallop.

         In the United States, consumption of scallops exceeded 64 million pounds in 2002. Various communications between Island Scallops personnel and the National Marine Fisheries Service, Fisheries Statistics Division, Silver Spring, MD and analysis of data from the Fisheries Statistics & Economics Division of the National Marine Fisheries Service (NMFS) website for annual landings of commercial fisheries (http://www.st.nmfs.noaa.gov/st1/commercial/index.html), tell us that this represented a per capita consumption of 0.22 pounds, with a dollar value of US$342 million. After shrimp, scallops represent one of the most popular shellfish products in the United States. In general, per capita consumption of seafood in the United States has remained steady over the last six years ranging from 15.2 to 16.2 pounds per annum. Based upon Robert Saunders', our chairman and president, communications with the National Marine Fisheries Service, Fisheries Statistics Division of Silver Spring, MD, and personal observations, given consumers' growing preoccupation with healthier foods and the increasing availability of seafood (due to the recent successes in aqua farming and improved distribution channels), we expect per capita consumption to continue to increase.

         Shifts in North American shellfish market trends from shucked to live in shell products can be seen in the oyster markets. Within the last 5 years, we have seen a significant trend away from shucked oyster meat to live in the shell product in the Pacific Northwest due to the demand for fresh high quality products. We believe that once a live in the shell product is readily available within the scallop market, a shift from frozen scallop meat to fresh in shell product will also occur.

KEY CORPORATE OBJECTIVES

         Our key business development objectives over the next 36 months are to: expand scallops sales and begin blackcod production using both existing and new infrastructure at our facilities in Qualicum Beach, Canada, that we anticipate will allow us to reach annual sales of approximately US$18.4 million and earnings of approximately US$6 million by the end of 2008 (on scallops sales alone). We plan to implement this significant expansion through the following five initiatives:

     o Produce at least 15 million scallops of our 2006 scallop class, which we will start harvesting in the spring of 2008.

     o Capitalize on the high demand for sablefish in foreign markets by entering into the blackcod market in the next 2 to 3 years.

     o    Expand   current    distribution   by   establishing   new   strategic
          relationships with 10-15 American fisheries importers in Seattle, Portland, San Francisco, San Jose, and Los Angeles in 2007.

     o During 2007, rapidly increase farm production with a projected minimum 2007 scallop class of at least 50 million which we will begin to harvest in early 2009.

     o Produce more than 200 million scallop seeds in 2008, with a projected 2008 scallop class of at least 100 million scallops.

MARKETING AND DISTRIBUTION

         Our marketing and distribution strategy for Island Scallops is focused on developing and maintaining long-term relationships with distribution channel members. Island Scallops also strives to differentiate its products to achieve consistent supply and quality. Island Scallops believes the scallop market effectively functions as a commodity market and therefore, relationships with distributors are important. To develop these relationships, Island Scallops has identified key purchasing criteria for the distributors: price, quality and consistent farmed supply. In the short term, Island Scallops intends to adopt a pricing policy equal to the market wholesale prices. In other words, we do not intend to set any promotional or premium prices for either the whole or shucked product, but instead intend to sell our products at the market rate. This would mean Island Scallops' products would compete on other factors, such as supply and consistent quality.

         Over the long term, for the reasons noted below, Island Scallops wants to differentiate its products so that it can command premium prices. Freshness is an important factor for scallops since whole scallops only have a shelf life of approximately 7 days while shucked scallops remain fresh for up to 20 days. Due to this short shelf life, distributors try to offer the freshest products. Island Scallops believes it is in a favorable position to supply fresh products to United States brokers/distributors, especially those located on the west coast where demand for the product is strong. Currently, these brokers/distributors are supplied for the most part with east coast North American scallops, which have several transportation-related delivery delays that decrease freshness.

         Supply is another key factor where Island Scallops has a distinct advantage. Based on our planned increase in scallop production, we believe that Island Scallops will have a large quantity of scallops for sale. Therefore, a distributor would not have to deal with numerous suppliers, which costs additional time and money. This makes Island Scallops an attractive source for scallops, since we believe that we will be able to satisfy the demand of distributors, which will save them time and money.

         Island Scallops has also developed a unique live holding system for use with our distribution model. This system allows Island Scallops to deliver live product directly to seafood suppliers and individual restaurants.

PRODUCTS

Current Products

         Island Scallops currently focuses exclusively on aquaculture products and is not involved in wild fisheries. All seafood products are produced in private hatcheries and grown on ocean farm sites. Currently, the Pacific Scallop is the only product that Island Scallops produces, grows, processes and markets.

Island Scallops has, however, produced a variety of other shellfish species including the Pacific oyster, European flat oyster, Manila clam, eastern blue mussel, Mediterranean mussel, rock scallop, geoduck clam and sea urchin, which in the past we have sold to third party shellfish farmers. Additionally, our hatchery has produced and is capable of producing a variety of shellfish seed (for grow-out and sale by our companies) including mussel, oysters and geoduck as well as scallop seed.

         Island Scallops has been a leader in marine hatchery technology for the past 17 years. Island Scallops has developed proprietary hatchery techniques for a number of marine species, most notably the hybridizing of the Pacific Scallop and becoming the first company to produce commercial quantities of sablefish juveniles. Both of these breakthroughs have required many years of research and considerable investment. In the case of sablefish, which is a cold-water fish that spawns at depths of 800 - 2400 ft, a variety of techniques were required to successfully mature, spawn, incubate and rear the larvae. In addition, there were technical difficulties associated with egg and yolk sac incubation (as well as larvae rearing and weaning) that were resolved using proprietary technology developed at Island Scallops. Island Scallops was only able to reach its goal of commercially farming sablefish with over 8 years of dedicated research and capital investment of approximately US$2.4 million. We intend to begin significant further commercialization of sablefish in the next two to three years, provided we are able to finance the expansion of this product which we estimate will require at least $5.0 million of capital.

SCALLOP OVERVIEW

         Island Scallops' main product is the "Pacific Scallop", which is a hybrid of the imported Japanese scallop and the local weathervane scallop. Between 1993 and 1999, Island Scallops developed this new scallop using Japanese scallops that were imported under quarantine in the early 1990's. This unique scallop is marketed as the Pacific scallop and is the largest scallop in the world, reaching sizes of 15 cm and 500 grams. The scallop species farmed by Island Scallops, has a proven record of being disease resistant, with a 95% survival rate during the grow-out phase. We have the necessary farming infrastructure to significantly increase our scallop production to a minimum of 15 million scallops annually beginning with the 2006 scallop class which will begin its harvest in early 2008. Given the high worldwide demand for scallops, Island Scallops is poised to rapidly expand production and significantly increase revenues and earnings.

         The Pacific Scallop is sold live in four sizes: medium, large, extra large and jumbo. Pricing ranges from a low of US$3.35 per pound to $3.70 per pound for the larger sized scallops. Previously, Island Scallops also produced shucked meats with or without roe. However, due to the large demand and high value for live scallops, meat product was discontinued and the focus switched to the sale of live scallops.

         The basis for our anticipated scallop farming production increase stems from a combination of our tenure expansion, our recent financing, improved grow-out techniques and our transition to a combination of "lantern-style" netting and ear-hanging methods. Scallops culture utilizes two styles of small cages referred to as "pearl nets and lantern nets." Pearl nets are shaped like a pyramid with a 35 by 35 cm square base and grow small scallops from 2-3 mm to 10mm. The 10-mm scallops are grown in cylindrical nets called lantern nets and are 60 cm in diameter and 1.2 meters deep containing 12 layers. Once the scallops reach 5cm they can be grown to harvest using a method called "earhanging" or be grown out in lantern nets. Our Hindoo Creek and Deep Bay tenures have been approved for expansion and once expansion of our Denman tenure is approved, which we believe will occur by the second or third quarter of our next fiscal year, we will be able to increase capacity to approximately 25,000,000 animals per annum. Thereafter, we intend to further expand our Bowser tenure in 2007, which would supply us with the capacity to produce additional 30-50 million animals at harvest.

         As the only hatchery/producer of cultured scallops on the west coast of North America, Island Scallops has the ability to supply fresh scallops (of a predictable quality and quantity) throughout the year. Although the supply of scallops has fluctuated in the past, consumer demand has always absorbed the available supply. A primary factor for increased consumption is the increasing health consciousness among consumers. Scallops are low in saturated fats and cholesterol and high in protein. All parts of the scallop body are edible; however, different parts tend to be consumed in different regions of the world. In North America, the adductor muscle is traditionally the only part eaten, with the rest of the body discarded. In Europe, Australia and Tasmania, the adductor muscle is usually marketed and eaten with the gonad attached. Japan utilizes the whole animal, where most of the product is cooked in the shell prior to sale. Marketed scallops generally take the following product forms:

          o    Whole-live (shelf life of seven days);
          o    Whole dried;
          o    Eviscerated whole;
          o    Shucked fresh (shelf life of about 15-20 days);
          o    Shucked frozen (shelf life of about a year); and
          o    Value added forms (smoked, breaded, canned).

         The shucked product form is the most significant form for North American markets. A whole-live product form is the most desirable from the aquaculturist's point of view, as processing costs are minimal. Island Scallops has developed a market for whole live scallops, which exceeds 5,000 lbs. per week into Vancouver. Our initial expansion plan envisions four major cities on the west coast (Seattle, Portland, San Francisco and Los Angeles) to consume 2,500 lbs. per week per city based on the successful Vancouver model.

         Island Scallops currently distributes through specialty wholesalers with particular expertise in selling to restaurants. In Vancouver these include but are not limited to Albion Fisheries, Tri-Star Seafood Supply, Pacific Rim Shellfish, Sea World Fisheries and Teamway Fisheries. As we expand our distribution, we will continue to focus on specialty wholesalers with strong ties to major restaurants.

         The most predominant scallop production in North America comes from the offshore fishery located on the Georgia Band on the east coast. Large American and Canadian fishing companies dominate the fishery. The majority of their product is shucked aboard ship then supplied to primarily frozen to seafood processors onshore. The processors then distribute the product to various restaurants, retail outlets and seafood brokers.

Sablefish (Blackcod) Overview

         Sablefish (Anoplopoma fimbria), often called blackcod although not a member of the cod family, is an elongate fish with two dorsal fins and an anal fin similar to and opposite the second dorsal fin. Adults are black or greenish gray; usually with slightly paler blotches or chainlike pattern on the upper back. At 30-61 cm in size they are often greenish with faint stripes on the back.

         Sablefish inhabit shelf and slope waters in depths of greater than 1,500 meters, from Baja California to the Aleutian Islands and the Bering Sea. The larger populations of sablefish are centered in northern British Columbia and the Gulf of Alaska. Adults favor mud bottoms and feed on benthic invertebrates, squid and numerous fish species. In turn, they are prey for halibut, lingcod, hagfishes and marine mammals such as sea lions. In addition, killer whales have been known to take sablefish from long line gear as it is being retrieved.

         Sablefish spawn from January to March along the continental shelf at depths of 250 to 750 meters. Fecundity ranges from 60,000-200,000 eggs up to one million eggs for a 102-cm fish. Larval sablefish are found in surface waters over the shelf and slope in April and May. Juveniles are highly migratory with significant movement from nursery areas in northern B.C. to the Gulf of Alaska and the Bering Sea. Sablefish move to deeper waters as they mature. Growth is rapid with sizes at maturity reaching 52-61 cm for five-year-old males and 58-71 cm for five-to-seven year old females. Sablefish growth appears to be rapid for the first three-to-five years and slow asymptotically thereafter. Annual natural mortality of adults has been estimated to be about 10 percent.

         Island Scallops plans to raise sablefish onshore using shallow ponds or above ground tanks. This system has been successful in Texas for the culture of catfish. Tests have shown that sablefish prove to be very hardy when grown in ponds and have the added advantage of causing sablefish to be parasite free. Wild sablefish carry a parasite that does not allow the fish to be eaten raw. With adequate funding, Island Scallops has already demonstrated the feasibility of onshore sablefish farming and plans to develop a new blackcod facility that could produce at least 500,000 sablefish as early as 2007, with production planned to increase by at least 500,000 annually by 2008 and beyond.

         Over the past eight years, Island Scallops has also developed proprietary hatchery technology for the production of sablefish juveniles. We believe that sablefish will be the next species, after salmon, for successful large-scale commercial farming. Sablefish, which is a premium-quality whitefish with a delicate texture and moderate flavor, is an ideal substitute for Chilean sea bass (currently over-fished in all oceans). To date, Island Scallops has marketed a limited number of live sablefish into the Vancouver market. Initial response was excellent for a small 1-kilogram live sablefish (~$11/kg). To capitalize on Island Scallops' breakthrough sablefish hatchery technology, in the next two to three years, we plan to construct a new sablefish hatchery consisting of the following:

          o An expanded Brood Stock facility with larger capacity to hold the various families of selected strains of sablefish. This new facility will incorporate a new state-of-the-art water treatment system.
          o    An improved incubation and larval rearing facility  incorporating proprietary improvements in tank design and seawater systems.
          o    An upgraded  zooplankton  culture facility with improved handling and enrichment techniques.
          o An expanded and improved juvenile rearing facility incorporating proprietary recirculation system designs.

         As part of this expansion, we also intend to construct a new onshore tank farm consisting of large and small ponds and tanks complete with associated recirculation systems. This onshore facility will be used to augment the juvenile rearing area and will house and grow juvenile fish.

         At the present time, worldwide "non-farming" sablefish catches are struggling to meet the worldwide demand according to DFOWeb, NPFMCWeb and Pacific Fishery Management Council Website. Currently, there are only two hatchery facilities: Island Scallops Ltd. and Sablefish Hatcheries Inc. that have produced sablefish juveniles. Current production is only approximately 100,000 juveniles per year. Based on our analysis of present market conditions, increasing worldwide hatchery production tenfold (to roughly 1 million 3 kilo sablefish) would fill less than 10% of the current world demand shortfall. If Island Scallops' new sablefish facilities are able to reach a production of 3 million sablefish annually, this will only fill less than 30% of the current overall shortfall. The economic potential for sablefish is therefore considerable. Given these market conditions and opportunities, Island Scallops is determined to enter the market for sablefish in a significant manner with the next two to three years.

Other Products

         In the past Island Scallops has sold a variety of shellfish larvae and seed to both international and local customers. Sales included two species of mussels, manila clams, geoduck clams, oysters, abalone and sea urchins. Island Scallops has established suppliers of aquaculture equipment in Japan and China and supplies nets, ropes, floats, and processing equipment into the British Columbia industry. Currently, Island Scallops is focused almost exclusively on expansion of scallop sales and development of its sablefish operation with a goal of further commercialization of sablefish in two to three years.

DESCRIPTION OF PROPERTY

         For the fiscal year ended August 31, 2006, our U.S. corporate office was located at 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878. This space was provided on a rent free basis by one of our shareholders.

         Island Scallops' main office and hatcheries are located on the east side of Vancouver Island in the town of Qualicum Bay at 5552 West Island
Highway, Qualicum Beach, British Columbia, Canada V9K 2C8. The shellfish hatchery and processing facilities are housed in a 930 square meter building. A 600 square meter sablefish hatchery is also located at this site. Corporate scallop farms are situated along the east and west coasts of Vancouver Island. These facilities represent the largest private marine research hatchery and the first fully integrated shellfish producer in Canada.

         Island Scallops has a total of seven farm sites (including two joint ventures) for scallops. Five of these farm sites are located at Island Scallops held tenures (shellfish tenures are government-granted rights that allow use of offshore waters to cultivate shellfish). Three of these scallop farms are located in Baynes Sound, 25 minutes north of the main facility. These farms sites total approximately 200 acres and can currently accommodate more than 8 million scallops. Approximately 30% of the farm area is currently being farmed. As part of our expansion plans, we are currently adding additional main lines and plan to increase our capacity at these tenures to more than 24 million scallops in the near future. An additional bottom tenure of 926 acres is located 10 minutes north of the main facility (at Bowser) and is capable of producing at least 30 million scallops annually. The final farm site on the west coast of Vancouver Island near Tofino is capable of producing at least three million scallops, although that site is currently under-developed. Baynes Sound, the marine waterway situated between eastern Vancouver Island and the western shore of Denman Island, is considered the most productive and highly utilized shellfish growing area in coastal British Columbia. The area supports extensive beach culture (manila clams and oysters) as well as deepwater culture that produces oysters, scallops and some mussels.

----------------------- ------------------ ------------------ ------------------
   Common Site Name      Lands File No.          Acres              Type
   ----------------      --------------          -----              ----
----------------------- ------------------ ------------------ ------------------
        Denman               1406063             38.64            Deepwater
----------------------- ------------------ ------------------ ------------------
     Hindoo Creek            1406664            123.32            Deepwater
----------------------- ------------------ ------------------ ------------------
       Deep Bay              1406711              43              Deepwater
----------------------- ------------------ ------------------ ------------------
        Tofino               1406061              9.6             Deepwater
----------------------- ------------------ ------------------ ------------------
        Bowser               1407517              926           Bottom lease
----------------------- ------------------ ------------------ ------------------

         The three Baynes Sound tenures (Denman, Hindoo Creek and Deep Bay) and the Tofino tenure offer unique features, which will add additional value to these properties. These include the split of tenures between east and west shores of Baynes Sound as well as the east and west coast of Vancouver Island, allowing continual accessibility to shellfish despite managed closures (harvest restrictions) due to incidental water quality or Paralytic Shellfish Poisoning (PSP or red tide). The seasonal closures caused by short-term bacteriological contamination related to rainfall and upland bacterial sources, are limited to the western shore of the Baynes Sound and thus to only two of the three tenures retained by Island Scallops. The result of having operating tenures on both sides of the Baynes Sound ensures that product can be continually harvested despite closures that may occur within this management area. The expanded tenures should easily accommodate our increasing scallop harvest in 2009 and beyond. At their current size and with the introduction of sufficient main lines, our tenures have the capacity to accommodate approximately 13-15 million scallops without any increase in their footprints.

         Expansion of our Deep Bay and Hindo Creek has been approved and such approval does not need to be renewed for twenty years. We are seeking approval of our Denman tenure and our Bowser bottom lease, which once approved, will allow us to accommodate 30-50 million scallops at harvest. The biggest hurdle to obtaining the Denman tenure approval is the corresponding re-zoning application that also must be approved before we can expand the tenure.

         Island Scallops' location is a distinct advantage for producing marine species. The waters off British Columbia are pristine and unspoiled by large populations or major industries. The close proximity to major western cities allows us to effectively put our products into the hands of the consumer within 24 hours.

         The source of our raw material comes from our own hatchery brood stock. In the case of the Pacific Scallop, we have been selectively breeding this species for superior growth and survival for the past 15 years. The breeding program has produced a vigorous, rapid growing, disease resistant scallop with exceptional meat yield. In the case of sablefish we have been selecting fast growing fish for the past 5 years; these display a high degree of domestication. The spawning season has been extended for both of these species allowing for juvenile production almost year round. This ability to hold seed stock and select superior strains gives Island Scallops an advantage in the industry. It also allows Island Scallops to tailor its production to varying seasonal and market demands.

COMPETITION

Fisheries Industry in General

         Island Scallops is in the farmed seafood business. The main concentration of marine farming in British Columbia has traditionally been in the salmon sector. The salmon farming business has developed into a mature industry dominated by Norwegian farmers. The rest of the British Columbia marine farming sector is in the shellfish industry, mainly in oysters and Manila clams and more recently mussels. This sector is rapidly expanding and it accounted for approximately US$16 million in British Columbia in 2002, according to the British Columbia Shellfish Growers Association website. Given Island Scallops' expertise and significant research and development experience, we believe that there is little or no direct competition in the production of farmed scallops or farmed sablefish.

Scallops

         There are no significant direct competitors in the scallop farming business in British Columbia. The United States will not allow farming this species in their waters, as this species is considered "exotic". Although scallop farming is a very significant industry in Japan and China, only frozen shucked scallops are currently sold into North America from these countries. Recent examination by the United States and Canadian Food Inspection authorities of the growing waters in China resulted in reduced exporting due to high levels of pollution.

         Island Scallops is the only hatchery, outside of China, that has successfully produced the Japanese scallop, and the only company that has successfully, hybridized the weathervane and the Japanese scallop. Island Scallops is uniquely positioned as the sole producer of live Pacific Scallops in North America. There currently are no other hatcheries in North America that we are aware of that are capable of producing this unique breed. Although a large commercial scallop fishery exists on the east coast of North America, the majority of the scallops are shucked at sea with only limited quantities sold live. These scallops are sold as "Digby" or "Sea" scallops. A number of companies have attempted to grow the bay scallop and the sea scallop on the east coast, but these companies have only achieved limited success.

         The primary British Columbia participants in scallop farming are Island Scallops joint venture farmers or independent scallop farmers, which receive their supply of seed scallops solely from Island Scallops. These farmers are chronically underfinanced and are generally able to purchase and grow less than 300,000 scallops per farm. Island Scallops is uniquely positioned to rapidly expand these farms (up to six farms) under an exclusive farming and marketing contract. Three joint venture farmers are currently farming scallops and receive free scallop seed, technology and support for a 12% royalty on the harvest and exclusive marketing of their product through Island Scallops.

         Due to its large size and small count per pound, the sea scallop is the prime competitor in the United States market. The fishery for this scallop is located primarily on the North American east coast, in particular Georges Bank off New England and the Maritime provinces. This is a limited opportunity fishery, with actual fishing time being dictated by sea and other environmental conditions.

Sablefish

         Island Scallops is currently only one of two hatcheries to produce quantities of juvenile sablefish. These fish were sold to five commercial salmon farming facilities and the fish have been marketed successfully. Little demand for a new species has materialized. Although hatcheries have been constructed in British Columbia, neither has successfully produced large quantities of sablefish. The farming of sablefish is still in its infancy and only limited production has occurred.

         This limited production is not a matter of biological barriers but rather a lack of interest by the major producers to venture into a new marine species. Alaska sablefish fishermen have expressed interest in farming sablefish and the Sablefish Association of Alaska has voted unanimously to start farming sablefish in southern Alaska. Island Scallops has been in discussion with this association and has been told that due to "anti-aquaculture" policy in Alaska, it is very unlikely that any farming will occur in the near future.

         Washington State contains two parties interested in sablefish farming. The first is the Makah Tribe and the second is a private company, which is trying to obtain farming permits in Port Angeles. These parties have made inquiries to Island Scallops for juvenile sablefish. However, to date, no orders have been placed.

RESEARCH AND DEVELOPMENT

         Due to changes in Canadian Federal Government's Research and Development tax credits (SRED) program, which prevents any part of the research to be combined with commercial production, no Research and Development claims were made in fiscal 2004 and 2005. Research did continue on the genetic selection of superior strains of scallops, as did developments in the culture process for both marine algae and developments in re-circulation systems. In the near future Island Scallops plans to conduct research and development under a separate company called RKS Laboratories Ltd., which has no commercial production and whose primary goal is the genetic improvement in breeds of the Pacific Scallops and other marine species. We believe that this will allow the continued support from the SRED program.

EMPLOYEES

         At February 6, 2007, we have 26 full-time employees and 2 temporary employees. We anticipate hiring between 10 and 15 temporary workers during the upcoming spring and summer growing seasons.

         None of our current employees is represented by a labor union and we consider our relationships with our employees to be good.

REGULATORY ENVIRONMENT

Effect of Government Regulation

         There are a limited number of regulations that restrict the fishing, distributing or purchase of scallops in Canada and the United States. Therefore, the country of origin makes little difference for the pricing or demand of scallops.

         A limitation to market supply is paralytic shellfish poisoning (PSP) or "red tide". PSP is a toxin generated by plankton (scallops' food) at particular times of the year. The toxin is passed to the scallop when plankton is digested, but the toxin does not harm the shellfish. However, the shellfish containing the toxin can be harmful to humans who consume it. Although only a limited number of human deaths caused by red-tide poisoning have been reported, the public announcement of red tide has a devastating effect on most shellfish sales. The exception is scallop meat, because the adductor muscle of the scallop does not concentrate the toxin; shucked scallops are safe to eat at any time of the year. Nevertheless, public perception could still influence demand over short periods of time. To monitor for PSP, the federal Fisheries Inspection Branch constantly monitors samples of shellfish production and wild shellfish populations.

Tenure Expansion and Compliance with Environmental Laws

         Our planned tenure expansions will require that we undergo an environmental screening from Transports Canada pursuant to Canadian Environmental Assessment Act, which includes a review of factors such as the environmental effects of the planned expansions, including the environmental effects of malfunctions or accidents that may occur in connection with the planned expansions and any cumulative environmental effects that are likely to result from such planned expansions; the significance of such environmental effects and any comments from the public that are received in accordance with the CEA Act and applicable regulations; and measures that are technically and economically feasible and that would mitigate any significant adverse environmental effects of the planned expansions.

         Our Deep Bay and Hindo Creek tenures have received final CEA Act approval, which lasts for twenty years and which allows us to expand these 2 tenures. We still need CEA Act approval and re-zoning approval for our Denman tenure and approval of our Management Plan, along with a satisfactory environmental assessment of our Bowser bottom lease. Please see our risk factor, If we are unable to expand our tenures, our projected production may be delayed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table and text set forth the names and ages of all directors and executive officers as of February 6, 2007. The Board of Directors is comprised of only one class. All of the directors will serve until our first annual meeting of shareholders on February 12, 2007, and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Dr. Kristina Miller, our Chief Scientific Advisor is the wife of Robert Saunders, our Chairman, CEO and President; otherwise, there are no family relationships among our directors and executive officers. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.


NAME                         AGE             POSITION
---------------------   -----------    -----------------------------------------
Robert Saunders             53         Chairman, CEO and President
Douglas C. MacLellan        50         Vice Chairman
Mark H. Elenowitz           36         Director
Robert L. Rooks             51         Director

Ian Fraser                  45         Director
Michael Boswell             37         Director, Acting Chief Accounting Officer
Darryl Horton               57         Director
Victor Bolton               52         Director

ROBERT SAUNDERS, CHAIRMAN, CEO AND PRESIDENT. Mr. Saunders has directed all research and development efforts at Island Scallops since its establishment. After studying for his B.Sc. at the University of British Columbia in the early 1970's, Mr. Saunders has worked exclusively in the aquaculture research and development field. His efforts have primarily involved designing and implementing innovative culture technology and methods for new aquaculture species in British Columbia. Mr. Saunders has direct experience with managing projects similar to the type proposed, such as developing the hatchery technology for producing the Japanese scallop and the development of sablefish aquaculture.

DOUGLAS C. MACLELLAN, VICE-CHAIRMAN. Since May 1992, Mr. MacLellan has been President and Chief Executive Officer of the MacLellan Group, Inc., a privately held business incubator and financial advisory firm. Mr. MacLellan is currently a member of the board of directors and chairman of the audit committee of AMDL, Inc. (AMEX: ADL), a publicly held biotechnology firm. From 2002 until September 2005, Mr. MacLellan was Vice Chairman and a Director of AXM Pharma, Inc. (AMEX;
AXJ). From March 1998 through October 2000, Mr. MacLellan was the co-founder and a significant shareholder of Wireless Electronique, Ltd., a China-based telecommunications company having joint venture operations with China Unicom (NASDAQ: CHU) in Yunnan, Inner Mongolia and Ningxia provinces. He is also a co-founder and, since May 1997, has been a director of Datalex Corporation, a Canadian-based legacy software solution provider. From November 1996 to March 1998, Mr. MacLellan was co-Chairman and an Investment Committee member of the Strategic East European Fund. From November 1995 to March 1998, Mr. MacLellan was President, Chief Executive Officer and a Director of PortaCom Wireless, Inc., a company engaged as a developer and operator of cellular and wireless telecommunications ventures in selected developing world markets. Mr. MacLellan is a former member of the board of directors and co-founder of FirstCom
Corporation (NASDAQ: FCLX), an international telecommunications company that operates a competitive access fiber and satellite network in Latin America, which became AT&T Latin America (NASDAQ: ATTL) in August 2000. During 1996, he was also the Vice-Chairman of Asia American Telecommunications (now Metromedia China Corporation), a majority-owned subsidiary of Metromedia International Group, Inc. (AMEX: MMG). Mr. MacLellan was educated at the University of
Southern California in economics and finance, with advanced training in classical economic theory.

MARK H. ELENOWITZ, DIRECTOR. Mr. Elenowitz is a co-founder and managing director of the TriPoint family of companies. He is responsible for the overall corporate development of the firm and assisting Tripoint's clients with high-level financial services and general business development. From December 2002 to September 2005, Mr. Elenowitz was a board member of AXM Pharma formerly (AMEX:
AXJ).  From  September  2001 to March 2002,  Mr.  Elenowitz  was a Director  and
President  of  Image  World  Media,   Inc.,  an   international   media  company
specializing in the production and distribution of various media content for worldwide distribution across multiple media platforms, such as traditional television, film and the Internet. From February 1998 to October 2001, Mr. Elenowitz was Co-Chairman and Managing Director of GroupNow!, Inc., a financial consulting firm. In this role he was responsible for the company's overall corporate development and corporate finance. Mr. Elenowitz integrates a strong, successful entrepreneurial background with extensive financial services and capital markets experience. He is also the senior managing director of Investor Communications Company, LLC (ICC), a national investor relations firm he founded in 1996. Through ICC, Mr. Elenowitz has developed ongoing relationships with other investment banking firms, market makers, and analysts. Mr. Elenowitz has worked with over 30 publicly traded companies providing financial consulting and strategic planning services. Previously, Mr. Elenowitz held Series 7 and 63 licenses as a broker, and held a Series 24 license (Branch Manager) at regional brokerage firm and also served as Vice President of Sales at NYSE member firm. Mr. Elenowitz is the recipient of several entrepreneurial awards. He is a graduate of the University of Maryland School of Business and Management, with a Bachelor of Science in Finance.

DR. ROBERT L. ROOKS, DIRECTOR. Dr. Robert L. Rooks has been Chief of Staff of All Care Animal Referral Center (ACARC) in Fountain Valley, California, since 1990. ACARC is the largest strictly referral veterinary center in the United States. Dr. Rooks has a staff of over 20 veterinarians in the areas of surgery, critical care, internal medicine, oncology, dentistry, radiology and neurology. Their services include 24-hour critical care/emergency service, MRI and CT scans, color-flow Doppler ultrasounds, hyperbaric oxygen therapy, a complete orthopedic program including total hip replacements and joint reconstruction, cobalt radiation therapy, a complete neuro-diagnostic service, a kidney transplant program and a physical rehabilitation department and much more. He is the published author of over 100 journals, magazine and newspaper articles. Dr. Rooks is also the author of the book "Canine Orthopedics" published in 1997 by Howell Bookhouse. Dr. Rooks completed his undergraduate studies at Iowa State University in 1978. He graduated from the College of Veterinary Medicine at Iowa State. Dr. Rooks received his Masters Degree as well as completed his surgical residency at the University of Illinois in 1981. He is a Diplomat of both the American College of Veterinary Surgeons and the American College of Veterinary Practitioner.

IAN FRASER, DIRECTOR. Since 1997, Mr. Ian Fraser has been President of Fraser Yacht Sales Ltd., a successful Yacht Brokerage located in Vancouver, B.C. Prior to establishing Fraser Yacht Sales Ltd., Mr. Fraser gained experience in sales and marketing both nationally and internationally as a yacht broker for two top brokerage houses in Vancouver. Previously, Mr. Fraser was worked as an advertising sales executive with Naylor communications from 1988 to 1990 and learned valuable communication skills while working with numerous trades including the Truck Logger's association, the I.W.A of America, and the B.C. Construction industry. He also operated as a commercial fisherman on the West coast working on commercial salmon fishing boats for the B.C. Packer Corporation over a 4 year period and gained valuable knowledge of the coastline of Vancouver Island and along the mainland from Victoria to the Queen Charlotte Islands. Mr. Fraser also acquired sea time and commercial shipping skills while working on the deck department of the B.C. Ferry Corporation based out of Horseshoe Bay during his early professional career and during the summer months while attending school in the early 1980s. Mr. Fraser also competes internationally on ocean racing yachts and has crossed the Pacific and sailed up and down the coast to Mexico on numerous occasions while racing and delivering racing yachts as captain. Mr. Fraser studied Business Administration at Simon Fraser University and Capilano College graduating with a diploma in Business Administration.

MICHAEL BOSWELL, DIRECTOR AND ACTING CHIEF ACCOUNTING OFFICER. Mr. Boswell is a co-founder and member in TriPoint Capital Advisors, LLC, a boutique merchant bank focused on small and mid-sized growth companies and a co founder of the TriPoint family of companies. Mr. Boswell provides high-level financial services to start-up businesses and small to mid-sized companies. Prior to the founding of TriPoint, Mr. Boswell had a number of executive positions focusing on business development and management consulting. Mr. Boswell also spent eight years as a senior analyst and/or senior engineer for various branches of the United States Government. He earned a MBA from John Hopkins University and a BS degree in Mechanical Engineering from University of Maryland.

DARRYL HORTON, DIRECTOR. Mr. Horton has been a businessman successfully involved in numerous construction and development projects for the past 35 years. He is the President, Manager and a Partner of Abbotsford Development Corporation and is currently managing a development project in Abbotsford, British Columbia called Eagle Mountain. Eagle Mountain is an upscale, master planned community of single family homes, town homes and commercial properties covering approximately 60 acres that is expected to be valued, upon completion, in excess of 200 million dollars. Prior to Eagle Mountain, Mr. Horton managed, owned and marketed numerous other residential and commercial projects including the construction of a 30 million dollar multi-function residential Intermediate Care Facility in LaJolla California. For 15 years Mr. Horton was a partner in a general contracting company that did various contracts with an average volume of about 25 million per year. In the 1970's, Mr. Horton was the Vice president of Community Builders, the largest single family developer in British Columbia. Mr. Horton is also the director of several other building and development companies in British Columbia.

VICTOR BOLTON, DIRECTOR. Mr. Bolton founded a Mechanical contracting firm after graduating from college and evolved that firm into all aspects of the construction industry including building and raw land developing as well as extensive property management. Retiring from this business in 2000, Mr. Bolton now focuses time and energy towards the food manufacturing field.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

BRUCE EVANS, FARM MANAGER. Mr. Bruce Evans has been involved in shellfish production since 1985. He successfully established an oyster business, employing methods of long-line and beach culture production. That business is still in operation today, producing 7,000 gals of shucked oysters annually and employing 3 full time people and 4 part time people. He moved to Island Scallops in 1989. Mr. Evans was responsible for securing the leases from the Provincial government for this scallop grow-out project. He built the established long-line systems that currently produce scallops for Island Scallops. Mr. Evans worked with a Japanese scallop farmer for two years in B.C. and spent a month working on highly acclaimed scallop farms in Japan. Mr. Evans has BS in Marine Biology from the University of Victoria.

DR. KRISTINA M. MILLER, CHIEF SCIENTIFIC ADVISOR. Dr. Miller is currently Head of the Molecular Genetics Section in the Pacific Region for the Department of Fisheries and Oceans, Canada (DFO). She has been a research scientist at DFO since obtaining her PhD in Biological Sciences from Stanford University in 1992. The Molecular Genetics section she oversees contains a staff of 26, including scientists, biologists, computer analysts and research technicians. Dr. Miller conducts research on the genetic composition, adaptation, immunity and physiology of wild and domesticated fish and shellfish species using both molecular and genomic approaches. She has been a leader in the development of molecular technologies to aid in the conservation and management of aquatic resources. In the past 10 years, she has published over 40 scientific peer-reviewed journal manuscripts, and her group has been the focus of numerous magazine and newspaper articles. Dr. Miller brings a strong scientific component to the management of Edgewater Foods, and she will serve as Chief Scientific Advisor. In addition to her PhD, Dr. Miller received a BSc in Zoology from University of California, Davis in 1983, an MSc in Biology from University of British Columbia in 1986. Dr. Miller is Robert Saunders, our Chairman, CEO and President's wife.

AUDIT COMMITTEE AND FINANCIAL EXPERT

            We have an Audit Committee as specified in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, composed of Douglas MacLellan (Chair), Robert Rooks and Ian Fraser. The Audit Committee focuses its efforts on assisting our Board of Directors to fulfill its oversight responsibilities with respect to our:

          o    Quarterly  and  annual  consolidated   financial  statements  and
               financial information filed with the Securities and Exchange Commission;
          o    System of internal controls;
          o    Financial accounting principles and policies;
          o    Internal and external audit processes; and
          o    Regulatory compliance programs.

         The committee meets periodically with management to consider the adequacy of our internal controls and financial reporting process. It also discusses these matters with our independent auditors and with appropriate financial personnel that we employ. The committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements are filed with the Securities and Exchange Commission.

         The committee has the sole authority to retain and dismiss our independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

AUDIT COMMITTEE FINANCIAL EXPERT

         Douglas MacLellan is our Audit Committee Financial Expert, as that term is defined in Item 401 of Regulation S-B and the Board has determined that Mr. MacLellan is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Mr. MacLellan's qualifications as an audit committee financial expert are described in his biography above.



                           EXECUTIVE COMPENSATION
                         Summary Compensation Table

------------------------------------------------------------------------ ---------------------------------- ------------------------
                        Annual Compensation                                           Awards                        Payouts
------------------------------------------------------------------------ ---------------------------------- ------------------------

Name &             (b)        (c)           (d)           (e)            (f)              (g)               (h)           (i)
Principal          Year       Salary        Bonus         Other          Restricted       Securities        LTIP          All Other
Position                      ($)           ($)           Annual         Stock            Under-lying       Payouts       Compen-
                                                          Compen-sation  Award(s)         Options/          ($)           sation
                                                                         ($)              SARs                              ($)
                                                                                          (#)
-----------------  -------    ----------    ----------    -----------    --------------   --------------    -----------   ----------

Robert             2006       60,000        150,000       0              0                0                 0             0
Saunders,
Chairman,
President & CEO
(1)

Robert             2005       10,000        0             0              0                0                 0             0
Saunders,
Chairman,
President & CEO

Robert             2004       0             0             0              0                0                 0             0
Saunders,
Chairman,
President & CEO

Michael            2006       0             0             0              0                0                 0             0
Boswell, Acting
Chief
Accounting
Officer (2)

Michael            2005       0             0             0              0                0                 0             0
Boswell,
President &
Acting Chief
Accounting
Officer

Michael Boswell    2004       0             0             0              0                0                 0             0


(1) In June 2005, we entered into an employment agreement with Mr. Robert Saunders as our Chairman and President effective on June 29, 2005. Subsequently in August 2005, Mr. Saunders was appointed CEO by our Board of Directors. Mr. Saunders will serve at the pleasure of the Board of Director's. For serving as President, Mr. Saunders' compensation will be US $60,000 per annum. Additionally, we agreed to grant Mr. Saunders a signing bonus of US $150,000 to be paid on closing of at least US $3,500,000 in third party financing and increase his compensation to $120,000 per annum if we receive at least US $5,000,000 in outside funding. The Board recently approved the Compensation Committee's recommendation to reduce Mr. Saunders' compensation to $5,000 per month until our cash flow position improves, at which time the Committee will reconvene and recommend to the Board that Mr. Saunders' compensation increase back to $10,000 per month. Although we have yet to reach a final agreement on payment terms, we paid Mr. Saunders $50,000 towards the signing bonus in September of 2006.

(2) Mr. Boswell served as our President from March to June 2005, at which time Mr. Saunders replaced Mr. Boswell as President. Mr. Boswell has served as our Acting Chief Accounting Officer since August 2005. Mr. Boswell indirectly owns a minority interest in TriPoint Capital Advisors, LLC, a significant shareholder and party with which we maintain a consulting agreement. The Board recently approved the Compensation Committee's recommendation to pay TriPoint $15,000 per month, which includes fees for Mr. Boswell's services as our Acting Chief Accounting during 2005, however TriPoint agreed to reduce such fee to $7,000 per month until our cash flow position improves, at which time the Committee will reconvene and recommend a return to $15,000 per month. In addition, TriPoint has agreed not to accept any additional fees, other than expenses, until we are sufficiently funded to carry out our business and operations. Although Mr. Boswell did not work for us in any capacity until 2005, we are required to include our last three fiscal years in the above table. According to the above reasons, Mr. Boswell did not receive any compensation in 2003, 2004 or 2005.


OPTION/SAR IN LAST FISCAL YEAR

         The Board of Directors and holders of a majority of our outstanding securities acting by consent have adopted the Edgewater Foods International 2005 Equity Incentive Plan. The Equity Plan is intended to further the growth and financial success of Edgewater by providing additional incentives to directors, executives and selected employees of and consultants to Edgewater so that such participants may acquire or increase their proprietary interest in Edgewater. The term "Corporation" shall include any parent corporation or subsidiary corporation of Edgewater as those terms are defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended. Stock options granted under the Plan may be either "Incentive Stock Options", as defined in Code section 422 and any regulations promulgated under that Section, or "Nonstatutory Options" at the discretion of our Board of Directors and as reflected in the respective written stock option agreements granted pursuant to this Equity Plan. Stock Appreciation Rights, Restricted Stock, Restricted Stock Unit, Performance Awards, Dividend Equivalents, or Other Stock-Based Awards may also be granted under the Equity Plan. The Board believes that the Equity Plan will maintain the flexibility that Edgewater needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees, directors and consultants essential for achievement of our success.

         Individuals eligible to receive awards under the Equity Plan include officers, directors, employees of and consultants to Edgewater and its affiliates. The number of shares available under the Equity Plan shall be 5,000,000 shares of our common stock, as well as the following: As of January 1 of each year, commencing with the year 2006 and ending with the year 2008, the aggregate number of Shares available for granting Awards under the Equity Plan shall automatically increase by a number of Shares equal to the lesser of (x) 5% of the total number of Shares then outstanding or (y) 1,000,000. The Board may distribute those shares in whatever form of award they so choose within the Equity Plan's guidelines. There are no restrictions on the amount of any one type of award that may be granted under the Equity Plan.

         As of August 31, 2006, our Board of Directors granted 282,000 options to employees, directors and consultants under the Equity Plan. No awards have been given to any of the named executive officers. As of February 6, 2007, there are 6 Directors, 2 executive officers, 10 consultants and approximately 25 employees other than executive officers, who are eligible to receive awards under the Equity Plan.

         The Board may delegate a Committee to administer the Equity Plan. The Committee shall not consist of fewer than two members, each of whom is a member of the Board and all of whom are disinterested persons, as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and each of whom is an outside director for purposes of Section 162(m) of the Code, acting in accordance with the provisions of Section 3.

         Currently, we do not have any definitive plans for granting further awards under the Equity Plan and no determination has been made as to the number of awards to be granted, or the number or identity of recipients of awards.

AMENDING THE PLAN

         The Board may amend, alter, suspend, discontinue, or terminate the Equity Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any share owner, Participant, other holder or beneficiary of an Award, or other Person. The Board may also waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively, without the consent of any Participant, other holder or beneficiary of an Award. Except as provided in the following sentence, the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Equity Plan. In the case of any Award that is intended to qualify as performance-based compensation for purposes of
Section 162(m) of the Code, the Board will not have authority to adjust the Award in any manner that would cause the Award to fail to meet the requirements of Section 162(m).


OPTIONS AND RIGHTS

         Options and Stock  Appreciation  Rights may be granted under the Equity

Plan. The exercise price of options granted shall be determined by the Board or the Committee; provided, however, that such exercise price per Share under any Incentive Stock Option shall not be less than 100% (110% in the case of a "10-percent shareholder as such term is used in Section 422(c)(5) of the Code) of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option. The Board or Committee shall fix the term of each Option, provided that no Incentive Stock Option shall have a term greater than 10 years (5 years in the case of a "10-percent shareholder" as such term is used in Section 422(c)(5) of the Code).

         A Stock Appreciation Right granted under the Equity Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of
(1) the Fair Market Value of one Share on the date of exercise or, if the Board or Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over (2) the grant price of the right as specified by the Board or Committee. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Board or the Committee. The Board and the Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

FEDERAL INCOME TAX CONSEQUENCES

         The current federal income tax consequences of grants under the Equity Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and is not intended to be a complete description of the federal income tax aspects of options and stock awards under the Equity Plan. Accordingly, the discussion does not deal with all federal income tax consequences that may be relevant to a particular recipient, or any foreign, state or local tax considerations. Accordingly, potential recipients are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of receiving an Award under the Equity Plan.

Nonqualified Stock Options

         A recipient will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the recipient will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. We will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The recipient's tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the recipient. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The recipient's holding period for shares acquired upon exercise will begin on the date of exercise.

Incentive Stock Options

         A recipient who receives incentive stock options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread will be an item of tax preference, which may give rise to alternative minimum tax liability at the time of exercise. If the recipient/optionee does not dispose of the shares before the date that is two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the recipient/optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by us for federal income tax purposes.

Stock Awards

         If a recipient receives an unrestricted stock award, he/she will recognize compensation income upon the grant of the stock award. If a recipient receives a restricted stock award, he/she normally will not recognize taxable income upon receipt of the stock award until the stock is transferable by the recipient or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A recipient may, however, elect to recognize ordinary compensation income in the year the stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. We will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the recipient recognizes compensation income with respect to a stock award. Any gain or loss recognized by the recipient upon subsequent disposition of the shares will be capital gain or loss.

Tax Deductibility under Section 162(m)

         Section 162(m) of the Internal Revenue Code disallows a public company's deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The Equity Plan is intended to permit all options to qualify as performance-based compensation at the Board of Directors or Committee's discretion. If an Award is to qualify as such, it shall clearly state so in the award agreement.

Withholding

         We have the right to deduct any taxes required to be withheld with respect to grants under the Equity Plan. We may require that the participant pay to us the amount of any required withholding. The Compensation Committee may permit the participant to elect to have withheld from the shares issuable to him or her with respect to an option or restricted stock the number of shares with a value equal to the required tax withholding amount.

Aggregated Option/Sar Exercised And Fiscal Year-End Option/Sar Value Table

         None of our named executive officers exercised options or SARs during the last fiscal year.

Long Term Incentive Plans

         No Long Term Incentive awards were granted in the last fiscal year.

BOARD OF DIRECTORS

         Our directors who are employees do not receive any compensation from us for services rendered as directors. The Board has created three classes of fees for outside directors: (1) outside directors who are "independent," as defined in the Exchange Act will be paid a director fee of $500 per meeting, whether telephonic or in person - no fees for written consents in lieu of board meetings will be given; (2) outside directors who are not "independent" will not receive any fees at this time, but once our cash flow position improves, the Compensation Committee will reconvene and make recommendations for such directors; (3) the Vice Chairman will receive $3,000 per month, which includes $1,500 per month for his role as Chairman of our Audit Committee. Additionally, although we do not currently provide stock based compensation to our outside directors, in the future we may grant outside directors incentive-based stock compensation.

BOARD COMMITTEES

We currently have six committees appointed by our Board of Directors:

     o Audit Committee, which is comprised of Douglas MacLellan (Chair), Robert Rooks and Ian Fraser. The Board has determined that all of these members are independent, as that term is defined in Section 121(A) of the American Stock Exchange's Listing Standards.

     o Finance Committee, which is comprised of Mark Elenowitz (Chair), Douglas MacLellan and Robert Saunders.

     o Compensation Committee, which is comprised of Ian Fraser (Chair), Mark Elenowitz and Doug MacLellan.

     o Disclosure Committee, which is comprised of Douglas MacLellan (Chair), Robert Saunders and Michael Boswell.

     o Nominating Committee, which is comprised of Robert Saunders (Chair), Douglas MacLellan and Robert Rooks. The Board has determined that Mr. Rooks and Mr. MacLellan are independent, as that term is defined in
          Section 121(A) of the American Stock Exchange's Listing Standards.

     o Sarbanes-Oxley Steering Committee, which is comprised of Douglas MacLellan, Robert Saunders, Michael Boswell and Louis Taubman (Louis Taubman is our outside corporate and securities counsel).

EMPLOYMENT AGREEMENTS

         In June 2005, we entered into an employment agreement with Robert Saunders, our Chairman, CEO and President. Mr. Saunders will serve at the pleasure of the Board of Directors. Pursuant to his employment agreement, Mr. Saunders' compensation will be $60,000 (USD) per annum for his services as our President. Following the receipt of at least $5,000,000 (USD) min outside funding, Mr. Saunders will receive an additional $10,000 per month for his services as Chairman and, thereafter, $20,000 per month provided that we achieve gross revenues of at least $20,000,000 (USD) for our most recent fiscal year and continuing as long as we maintain gross revenues of at least $20,000,000 (USD) for each successive fiscal year. If we fail to achieve gross revenue of $20,000,000 (USD) in a successive fiscal year, Mr. Saunders compensation as Chairman shall be reduced to $10,000 (USD) per month. Additionally, we agreed to grant Mr. Saunders a signing bonus of $150,000 (USD) to be paid upon the closing of at least $3,500,000 in new third party financing. In August 2006, our Board approved the following revisions to Mr. Saunders' compensation: reduce Mr. Saunders' compensation from $10,000 to $5,000 per month until our cash flow position improves, at which time the Compensation Committee will recommend that Mr. Saunders' compensation increase back to $10,000 per month. We are discussing possible restructuring/payment terms regarding the $65,000 deferred compensation from fiscal year 2006 that was to be paid to Mr. Saunders upon the closing of at least US$3,500,000 in outside funding. Although we have yet to reach a final agreement on payment terms, we paid Mr. Saunders $50,000 towards the bonus in September of 2006.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

         As of February 6, 2007, we had a total of 21,188,491 shares of common stock, 7,821,333 shares of Series A Preferred Stock and 207 shares of Series B Preferred Stock issued and outstanding, which are our only issued and outstanding voting equity securities. However, neither class of our preferred stock has any voting rights except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of such class and except as otherwise required by Nevada law. (For further information regarding the preferred stock see "Description of Securities - Series A Preferred Stock" and "Description of Securities - Series B Preferred Stock") At the date of this Prospectus, each share of our Series A Preferred Stock is convertible into one share of common stock and each share of our Series B Preferred Stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common for each share of converted Series B Preferred Stock.

         The following table sets forth, as of February 6, 2007: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock and preferred stock (taken together as one class) known to us, the number of shares of common stock and preferred stock beneficially owned by each such person, and the percent of our common stock and preferred stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock and preferred stock beneficially owned, and the percentage of our common stock and preferred stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock and preferred stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock and preferred stock, except as otherwise indicated.

Name and Address                         Amount and Nature of     Percentage
                                         Beneficial  Ownership    Of Voting of
                                                                  Securities (1)
--------------------------------------   ----------------------   --------------

Robert Saunders                               9,900,000                32.13%
Chairman, President and CEO
5552 West Island Highway
Qualicum Beach, British Columbia
Canada V9K 2C8

Douglas C. MacLellan                          1,040,000                 3.38%
Vice Chairman
8324 Delgany Avenue
Playa del Ray, CA 90293

Mark Elenowitz                                1,238,000 (2)             4.02%
Director
400 Professional Drive
Suite 310
Gaithersburg, MD 20879

Dr. Robert Rooks                                300,000                 0.97%
Director
912 Pine Avenue
Huntington Beach, CA 90293

Ian Fraser                                      800,000 (3)             2.60%
Director
3056 West 2nd Avenue
Vancouver, British Columbia
Canada V6T 1E9

Michael Boswell                                 938,000 (4)             3.04%
Director and
Acting Chief Accounting Officer
400 Professional Drive
Suite 310
Gaithersburg, MD 20879

Victor Bolton                                         0                 0.0%
Director
345-916 W. Broadway
Vancouver, BC V5Z 1K7

Darryl Horton                                         0                 0.0%
Director
33568 Eagle Mountain Drive
Abbortsford, BC V3G 2X7

Name and Address                         Amount and Nature of     Percentage
                                         Beneficial  Ownership    Of Voting of
                                                                  Securities (1)
--------------------------------------   ----------------------   --------------

Vision Opportunity Master Fund, Ltd.          3,077,910 (5)             9.99%
20 West 55th St., 5th Floor
New York, NY 10019

All directors and officers as a group        14,216,000                46.14%
(8 persons)

     (1) All Percentages have been rounded up to the nearest one hundredth of one percent.
     (2) Mr. Elenowitz is a one hundred (100%) percent shareholder of MHE, Inc., which owns 18,000 shares of our voting stock. Additionally, MHE, Inc. is a forty percent (40%) member of TriPoint Capital Advisors, LLC, which owns 3,000,000 shares of our voting stock. Mr. Elenowitz owns 20,000 shares of our voting stock directly. Therefore, Mr. Elenowitz beneficially owns 1,240,000shares of our voting stock.
     (3) Mr. Fraser is a 100% shareholder of One Way Grill Limited, which owns 800,000 shares of our voting stock. Therefore, Mr. Fraser beneficially owns 800,000 shares of our voting stock.
     (4) Mr. Boswell and his wife jointly own Invision, LLC, which owns 38,000 shares of our voting stock. Additionally, Invision, LLC is a thirty percent (30%) member of TriPoint Capital Advisors, LLC, which owns 3,000,000 shares of our voting stock. Therefore, Mr. Boswell beneficially owns 938,000 shares of our voting stock.
     (5) Vision owns 5,133,333 shares of our Series A Preferred Stock, 1,495,740 shares of our Series B Preferred Stock, 22,107 shares of common stock received as dividends on June 30, 2006 and 91,745 shares of common stock as dividends on December 31, 2006. However, based upon the terms of the preferred stock, Vision may not convert its preferred stock if on any date, it would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock. In addition to the shares listed in the table, Vision holds warrants to purchase up to 21,649,628 shares of our common stock, but based upon the terms of these warrants, Vision cannot exercise them if on any date, it would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock. However, Vision can elect to waive the cap upon 61 days notice to us.

CHANGES IN CONTROL

         On August 15, 2005, we completed a Share Exchange with Edgewater Foods International, Inc., the parent company of Island Scallops Ltd. an aquaculture company located in Vancouver Island, British Columbia. As a result of the Share Exchange, Edgewater became our wholly owned subsidiary. The shareholders of Edgewater now own the majority of our voting stock. To accomplish the Share Exchange, we issued an aggregate of 19,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Edgewater from the shareholders of Edgewater. The shares issued to the Edgewater Shareholders were issued to 17 accredited investors pursuant to a claim of exemption under
Section 4(2) of the Securities Act of 1933, as amended for issuances not involving a public offering. Additionally, as a condition of the Share Exchange,
E. Lee Murdoch, our controlling shareholder prior to the Share Exchange, agreed to cancel 2,300,000 shares of our common stock upon close of the Share Exchange.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Kristina Miller, our Chief Scientific Advisor is Robert Saunders, our Chairman, CEO and President's wife.

         We are party to a consulting agreement with TriPoint Capital Advisors, LLC, a company in which Mark Elenowitz, a director and one of our significant shareholders, indirectly owns a 40% interest. Michael Boswell, our acting Chief Accounting Officer and one of our directors, indirectly owns a 30% interest in TriPoint. Louis Taubman, our outside corporate and securities counsel also indirectly owns an interest (30%) in TriPoint. Our Board recently approved the Compensation Committee's recommendation of a flat rate $15,000 per month fee, which shall be reduced to $7,500 per month until our cash flow position improves, for the legal services Louis Taubman provides us. The Board also approved the recommendation of a flat rate $15,000 per month fee, which shall be reduced to $7,000 per month until our cash flow position improves, for the financial advisory services and Acting CFO type services TriPoint and Michael Boswell, respectively, provide us. Additionally, our corporate offices in Gaithersburg, Maryland are currently provided by Tripoint Holdings, LLC, the parent company of Tripoint, at no cost to us.

         Island Scallops, our wholly owned subsidiary, recently transferred 100% ownership of RKS Laboratories, Inc. to Robert Saunders, our Chairman, CEO and President. RKS is a Vancouver research and development that is working towards developing superior strains of scallops (developed by Island Scallops and known as the Pacific Scallop) with beneficial traits such as higher meat yield and rapid growth. Island Scallops agreed to transfer its ownership of RKS in consideration for the grant to Island Scallops by RKS and Robert Saunders of a right of first refusal to commercialize any intellectual property developed by RKS. Island Scallops has the right to acquire or use any intellectual property from RKS at RKS' cost, in perpetuity or until such time as RKS shall cease to exist. Between June and November 2006, Island Scallops agreed to loan RKS a total of approximately $56,000 under five non-interest bearing notes that are secured by all of RKS' assets and are due at various dates beginning on June 15, 2007 and ending on November 31, 2007.

                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 100,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of February 6, 2007, there were outstanding 21,188,491 shares of our common stock outstanding, 7,821,333 shares of our Series A Preferred Stock and 207 shares of our Series B Preferred Stock.


COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore. Upon liquidation or dissolution, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of common stock. All the outstanding shares of common stock are fully paid and nonassessable. There are no provisions in our Articles of Organization or Bylaws that would delay, defer or prevent a change in control.

PREFERRED STOCK

         Our Board of Directors will be authorized, without further action by the shareholders, to issue, from time to time, up to 10,000,000 shares of preferred stock in one or more classes or series. Similarly, our Board of
Directors will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date of this filing, we have designated 8,000,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock and 220 shares of our authorized preferred stock as Series B Convertible Preferred Stock.

Series A Preferred Stock

         Our Board of Directors of has designated 8,000,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock. The principal terms of the preferred stock are as follows:

         Voting. Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series A Preferred Stock and except as otherwise required by Nevada law, the Series A Preferred Stock has no voting rights. We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class. The common stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series A Preferred Stock.

         Dividends. The holders of record of shares of Series A Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 8% per annum in shares of our common stock. The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65. Dividends on the Series A Preferred Stock are cumulative, accrue and are payable semi-annually. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock. So long as any shares of Series A Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

         Conversion. At any time on or after the issuance date, the holder of any such shares of Series A Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($0.75) of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $0.75 per share, subject to certain adjustments.

         If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

         The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

         Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $0.75 per share or the liquidation preference amount, of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Series B Preferred Stock

         Our Board of Directors of has designated 220 shares of our authorized preferred stock as Series B Convertible Preferred Stock. The principal terms of the preferred stock are as follows:

         Voting. Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series B Preferred Stock and except as otherwise required by Nevada law, the Series B Preferred Stock has no voting rights. We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series B Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class. The common stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series B Preferred Stock.

         Dividends. The holders of record of shares of Series B Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 6% per annum in shares of our common stock. The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65. Dividends on the Series B Preferred Stock are cumulative, accrue and are payable semi-annually. Dividends on the Series B Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock. So long as any shares of Series B Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock.

         Voluntary Conversion. At any time on or after the issuance date, the holder of any such shares of Series B Preferred Stock may, at the holder's option,  elect to  convert  all or any  portion  of the  shares of the  Series B
Preferred   Stock  held  by  such  person  into  a  number  of  fully  paid  and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($10,000) of the shares of Series B Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $1.15 per share, subject to certain adjustments. If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series B Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series B Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series B Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

         Mandatory Conversion. Any and all outstanding shares of Series B Preferred Stock on January 16, 2012 shall automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Liquidation Preference Amount of the number of shares of Series B Preferred Stock being converted on such date divided by (ii) the conversion price, which initially is $1.15 per share, subject to certain adjustments. Such mandatory conversion shall only take place however, if (i) the registration statement providing for the resale of shares of the common stock issuable upon conversion of the Series B Preferred Stock is effective and has been effective, without lapse or suspension of any kind, for a period 60 consecutive calendar days, or the shares of common stock into which the Series B Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended, (ii) trading in the common stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the common stock is trading), and (iii) we are in material compliance with the terms and conditions of the Certificate of Designation of the Rights and Preferences of the Series B Preferred Stock and other transaction documents creating same. Notwithstanding the foregoing, the Mandatory Conversion Date will be extended if certain events occur, including events such as a lapse in the effectiveness of the registration statement registering the Series B Preferred Stock or the delisting of such stock from the then current principal exchange on which such security is traded.

         The conversion price of the Series B Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

         Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $10,000 per share or the liquidation preference amount, of the Series B Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series B Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock ranking pari passu with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock. All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

WARRANTS

2006 Series A-D and E-H Warrants

         Each A-D Warrant allows its holder to purchase one share of common stock for $1.15, $1.35, $1.85, $2.25 respectively, subject to adjustment, until five years after the date of issuance. The E-H Warrants have the same pricing and term as the A-D Warrants, however the E-H Warrants may only be exercised once the holder exercises his/her Series J Warrant, which is described below. As of February 6, 2007 there were 19,552,020 2006 Warrants outstanding.

         In the event that our registration statement is not effective, as required by the registration rights agreement between us and investors, holders would also be permitted exercise the warrants through a cashless exercise using the following formula:


               X = Y - (A)(Y)
                        -----
                          B

         Where X =   the number of shares of common stock  to be issued  to  the holder.

               Y = the number of shares of common stock purchasable upon exercise of all of the Warrants or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

               A =   the exercise price of the Warrant.

               B =   the closing bid price of one share of our common stock.

         The exercise price of the 2006 Warrants and the number of shares of common stock purchasable upon exercise of the 2006 Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

         Pursuant to the terms of the 2006 Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any 2006 Warrant shall have the right to exercise his/her 2006 Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

         No fractional shares of common stock issuable upon exercise of the 2006 Warrants will be issued in connection with any exercise, but in lieu of such fractional shares, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

         The 2006 Warrants expire at the close of business on the fifth anniversary of the date of issuance.

2006 Series J Warrants

         Each 2006 J Warrant allows its holder to purchase one share of common stock for $0.5625, subject to adjustment, until one year after the date of issuance. As of February 6, 2007 there were 1,888,000 2006 J Warrants outstanding.

         In the event that our registration statement is not effective, as required by the registration rights agreement between us and investors, holders would also be permitted exercise the 2006 J Warrants through a cashless exercise using the following formula:

               X = Y - (A)(Y)
                       ------
                         B
         Where X =     the  number of  shares  of  common  stock to be issued to
                       the holder.

               Y = the number of shares of common stock purchasable upon exercise of all of the 2006 J Warrants or, if only a portion of the 2006 J Warrant is being exercised, the portion of the 2006 J Warrant being exercised.

               A =     the exercise price of the 2006 J Warrant.

               B =     the closing bid price of one share of our common stock.


         The exercise price of the 2006 J Warrants and the number of shares of common stock purchasable upon exercise of the 2006 J Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

         Pursuant to the terms of the 2006 J Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any 2006 J Warrant shall have the right to exercise his/her 2006 J Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock.

         No fractional shares of common stock issuable upon exercise of the 2006 J Warrants will be issued in connection with any exercise, but in lieu of such fractional shares, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

         The 2006 J Warrants expire at the close of business on the first anniversary of the date of issuance.

2007 Series A-C and D-F Warrants

         Each 2007 A-C Warrant allows its holder to purchase one share of common stock for $1.41, $2.30, $2.60 respectively, subject to adjustment, until six years after the date of issuance. Each 2007 D-F Warrant allows its holder to purchase one share of common stock for $1.56, $2.45, $2.75 respectively, subject to adjustment, until six years after the date of issuance. However the D-F Warrants may only be exercised once the holder exercises his/her Series J Warrant, which is described below. As of February 6, 2007 there were 5,400,258 of these Warrants outstanding.

         In the event that our registration statement is not effective, as required by the registration rights agreement between us and investors, holders would also be permitted exercise the 2007 Warrants through a cashless exercise using the following formula:

               X = Y - (A)(Y)
                       ------
                         B
         Where X =     the  number of  shares  of  common  stock to be issued to
                       the holder.

               Y = the number of shares of common stock purchasable upon exercise of all of the 2007 Warrants or, if only a portion of the 2007 Warrant is being exercised, the portion of the 2007 Warrant being exercised.

               A =     the exercise price of the 2007 Warrant.

               B =     the closing bid price of one share of our common stock.

         The exercise price of the 2007 Warrants and the number of shares of common stock purchasable upon exercise of the 2007 Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

         Pursuant to the terms of the 2007 Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any 2007 Warrant shall have the right to exercise his/her 2007 Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

         No fractional shares of common stock issuable upon exercise of the 2007 Warrants will be issued in connection with any exercise, but in lieu of such fractional shares, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

         The 2007 Warrants expire at the close of business on the sixth anniversary of the date of issuance.

2007 Series J Warrants

         Each 2007 J Warrant allows its holder to purchase one share of common stock for $1.30, subject to adjustment, until one year after the date of issuance. As of February 6, 2007 there were 1,800,087 2007 J Warrants outstanding.

         The exercise price of the 2007 J Warrants and the number of shares of common stock purchasable upon exercise of such warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

         Pursuant to the terms of the 2007 J Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any 2007 J Warrant shall have the right to exercise his/her 2007 J Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

         No fractional shares of common stock issuable upon exercise of the 2007 J Warrants will be issued in connection with any exercise, but in lieu of such fractional shares, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

         The 2007 J Warrants expire at the close of business on the first anniversary of the date of issuance.

DIVIDEND POLICY

         It is the policy of our Board of Directors to retain our earnings for use in our day-to-day operations and expansion of our operations. We have not declared any dividends on our common stock, nor do we intend to declare any dividends on such stock in the foreseeable future. On June 30, 2006, we issued 22,860 shares of common stock to the Series A Preferred shareholders from our April 12 and May 30, 2006 financings as payment of the semi-annual dividend and on December 31, 2006, we issued 138,565 shares of common stock to Series A Preferred shareholders from our April 12, May 30, 2006, June 30, 2006 and July 11, 2006 financings as payment of the semi-annual dividend. We have not paid any dividends to our Series B preferred shareholders. Further description of our preferred stock dividend policies are described above in the description of our Series A Preferred Stock and Series B Preferred Stock.

REGISTRATION RIGHTS

         In connection with the issuance of the Series A Preferred Stock and 2006 Warrants issued on April 12, 2006, May 30, 2006, June 30, 2006 and July 11, 2006, we filed a registration statement with the Securities and Exchange Commission registering for resale the shares of common stock issuable upon the exercise of the 2006 Warrants and conversion of the Series A Preferred Stock. We also agreed to register the shares of common stock underlying the placement consultant warrants we issued pursuant to that same financing.

         In connection with the issuance of the Series B Preferred Stock and 2007 Warrants issued on January 16, 2007, we agreed to file this registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the 2007 Warrants and conversion of the Series B Preferred Stock by February 14, 2007. We also agreed to register the shares of common stock underlying the placement consultant warrants we issued pursuant to that same financing.

TRANSFER AGENT

         The transfer agent for our common stock is Empire Stock Transfer Inc. at 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074, 702.818.5898, Fax 702.974.1444.

                            MARKET FOR COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

         The common stock is currently quoted on the over-the-counter Bulletin Board under the symbol "EDWT."

         The following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended December 31, 2004. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.



                                                   High          Low
                                                   --------      --------
  Quarter ended December 31, 2004                  $0.25         $0.25
  Quarter ended March 31, 2005                     $0.30         $0.25
  Quarter ended June 30, 2005                      $0.55         $0.30
  Quarter ended August 31, 2005                    $1.95         $0.52
  Quarter ended November 30, 2005                  $2.00         $1.35
  Quarter ended February 28, 2006                  $1.64         $1.10
  Quarter ended May 31, 2006                       $1.45         $0.80
  Quarter ended August 31, 2006                    $1.70         $1.20
  Quarter ended November 30, 2006                  $1.85         $1.01

         At February 6, 2007, the closing bid price of the common stock was $1.20 and we had approximately 55 record holders of our common stock, 13 record holders of our Series A Preferred Stock and 2 record holders of our Series B Preferred Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

         We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table provides information as of August 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance:

---------------   ------------------   -----------------   ---------------------
Plan Category     Number of            Weighted average    Number of securities
                  securities  to be    exercise price of   remaining available
                  issued upon          outstanding         for  future issuance
                  exercise of          options, warrants   under equity
                  outstanding          and rights          compensation plans
                  options, warrants                        (excluding securities
                  and rights                               reflected in column
                                                           (a))

                      (a)                  (b)                    (c)
---------------   -------------------  -----------------   ---------------------

Equity              282,000                 $1.50              5,718,000*
Compensation
plans
approved by
security
holders

Equity                 N/A                   N/A                   N/A
compensation
plans not
approved by
security
 holders

Total                282,000                $1.50               5,718,000
---------------   -------------------  -----------------   ---------------------


     *As of January 1 of each year, commencing with the year 2006 and ending with the year 2008, the aggregate number of shares available for granting Awards under the Equity Plan shall automatically increase by a number of Shares equal to the lesser of (x) 5% of the total number of Shares then outstanding or (y) 1,000,000.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

OVERVIEW

In October 2006, we installed twenty new longlines at our Hindoo Creek scallop farm in Baynes Sound (1). Each longline is 108 yds (324 feet) long and submerged at approximately 25 ft depth. In July 2006, we received approval for an additional 23 longlines. The October and July additions bring the tenure up to its management plan of 67. At harvest, each new longline has the capacity to hold 90,000 scallops in final stage grow-out nets, thereby increasing the production of this farm to 6 million scallops. Additionally, the Deep Bay tenure has been expanded to 32 longlines, which has the capacity to hold 2.8 million at harvest.

In the first quarter of our 2007 fiscal year, we started harvesting the remaining balance of our 2004 year class of scallops and completed transferring our 2005 year-class scallops that were still maturing in our tenured growing sites and joint venture locations, to final stage large grow-out nets on our farm sites. We refer to the year-class of scallops based on when the scallops were spawned. Generally, the harvest occurs approximately 22 to 24 months after spawning of the scallops. Originally, we planned to ear-hang our entire 2005 scallop crop and subsequent year-classes, but after inspection of growth rates of the 2004 ear-hung crops and an analysis of the labor costs of ear-hanging versus lantern-style netting, we decided to use nets for the final grow-out stage of the 2005 crop and subsequent classes.

The harvest of the remaining 2004 scallop-class started slower than expected as we worked to develop improved processing and handling facilities and because the handling and harvesting of these ear-hung scallops (on our farm sites) proved to be tougher and more time consuming than originally expected. The combination of these two factors resulted in slower than anticipated harvest rates in the first quarter. Management believes that the improved processing facility, which is almost complete, will provide us with several important advantages that will lead to expedited sale processes in the upcoming months. Such advantages, which include a large onshore handling area that enables us to bring remaining ear-hung product indoors for line-removal and mass sorting (versus having to do the same onboard boats) and provides a significantly larger inventory holding and handling area, will help prevent future weather related harvest delays to our sales. Additionally, future scallops (starting with the 2005 scallop class) will be grown in nets and hung from our new and improved longline system thereby eliminating most of the problems that we experienced harvesting (and handling) the ear-hung product. Despite the slower than expected start to the 2004 year-class harvest and handling problems with our remaining ear hung product, we anticipate bringing a significant number scallops to market before the end of March 2007. Sales of the remainder of our 2004 scallop class between December 2006 and April 2007 are expected to produce more than $300,000 of revenue. Additionally, we plan on generating additional near term revenues via the sale of scallop and possibly other shellfish seed.

The use of DNA based family analysis that started in early 2000 and will continue through 2007, with the goal of breeding high meat yield scallops, began showing results in the harvest of our 2004 scallop class. Average weight per scallop increased from 150-180 grams to over 225-250 grams -- representing an increase of over 20% from the previous year. Management believes that the improved meat yield will allow us to continue to demand higher scallop prices per animal. Also, the Pacific scallop, farmed by us, continues to prove itself highly disease resistant, with up to a 95% survival rate during the grow-out phase.

We anticipate commencing harvesting up to approximately four million 2005 year-class scallops during April of 2007. During the first quarter of our 2007 fiscal year, we continued moving the 2006 scallop crop from the onshore ponds at our harvest facility into grow-out nets at our tenure sites. We anticipate that of the over 350 million larvae that were spawned during the 2006 spawning season, at least 10 million scallops could reach full maturity and thus be harvested. The 2006 year-class scallop spawning season commenced in March of 2006 and was completed in April 2006. The scallop brood-stock conditioning for these spawning began in mid-December 2005. We expect to begin harvesting the 2006 year-class scallops during the Spring of 2008, however, we could begin harvesting portions of the class sooner if mortality rates (at various points of the growth cycle) are significantly better than our current projection or if growth rates are substantially higher. In addition, we expect our new longline and anchor systems, scallop nets and improved processing facility will continue to improve harvesting rates as our scallop classes increase in size.

As a result of the above, we believe that the 2005 scallop-class will produce at least $5.5 million of gross revenue over a twelve month period beginning in April of 2007. We anticipate that the harvest of our 2006 scallop class will eventually result in total gross revenue of at least $14.0 million over the twelve month period beginning in April 2008. If our mortality rates are better than our current projections, our revenues from the 2005 and 2006 scallop class could be higher, however, conversely, if our mortality rates are worse than we anticipate our revenues for this period could be lower than we anticipate. In addition, changes in the anticipated growth rates, projected harvesting cycles and large fluctuations in the price of scallops or the US-Canadian exchange rate could impact our current projections.

LIQUIDITY AND CASH RESOURCES

At August 31, 2006, we had a cash balance of approximately $1,817,000. We expect to achieve operating positive cash flow in 2007. During the year ending August 31, 2006 we completed four private equity financings that resulted in net proceeds of approximately $5,140,000. These financings contain warrants which if fully exercised could raise approximately an additional $34,350,000. The exercise of the warrants is, however, to a large extent dependent upon the price of our stock in the public market. As a result, we cannot guarantee when any of the warrants will be exercised, if at all and, as a result, the proceeds from the exercise of the warrants may not be available to us should we require additional financing or ever. Prior to the three months third quarter of 2006, our recent expansion had been largely funded by a short term note with a maximum limit of approximately $1,451,000. Previously, we have also relied on short term loans from certain shareholders to assist with our working capital needs and to meet short term cash requirements. We used a portion of our recent private equity financing to repay these short term loans and as a result we have been able to deploy the bulk of the proceeds from our financing toward our business strategy.


SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant inter-company amounts have been eliminated.

Cash and equivalents

Cash and equivalents include cash, bank indebtedness, and highly liquid short term market investments with terms to maturity of three months or less. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company maintains its cash balances primarily in on financial institution, which exceeded federally insured limits by $1,653,378 at August 31, 2006. The Company has not experienced any losses, in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable. The allowance is determined based on balances outstanding for over 90 days at the period end date, historical experience and other current information.

Loans receivable

Loans receivable is presented net of an allowance for loan losses, as necessary. The loans are written off when collectibility becomes uncertain.

Inventory

We maintain inventories of raw materials for our aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value. Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities. Carrying costs per unit are determined on a weighted average basis.

Long term investments

Long term investments are recorded at cost. We review our investments periodically to assess whether there is an "other than temporary" decline in the carrying value of the investment. We consider whether there is an absence of an ability to recover the carrying value of the investment by reference to projected undiscounted future cash flows for the investment. If the projected undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.


Property, plant, and equipment

Property,   plant,   and  equipment  are  recorded  at  cost  less   accumulated
amortization and are amortized on a straight-line basis over their estimated useful lives:

         Buildings                                   20-25 years
         Seawater piping and tanks                   Over 15 years
         Boats                                       6-7 years

         Field equipment                             5 years
         Office equipment                            5 years
         Vehicles                                    3 years
         Computer equipment                          3 years

Impairment of long-lived assets

We monitor the recoverability of long-lived assets, including property and equipment and intangible assets, based upon estimates using factors such as expected future asset utilization, business climate, and undiscounted cash flows resulting from the use of the related assets or to be realized on sale. Our policy is to write down assets to the estimated net recoverable amount, in the period in which it is determined likely that the carrying amount of the asset will not be recoverable.

Government assistance

Government assistance we receive, such as grants, subsidies, and tax credits, is recorded as a recovery of the appropriate related expenditure in the period that the assistance is received.

We have received government assistance in the form of loans, for which repayment is may not be required if we fail to meet sufficient future revenue levels to repay these loans based on a percentage of gross sales for certain products over a defined period of time. If we receive any such assistance, it is initially recorded as a liability, until such time as all conditions for forgiveness are met, and is then recognized as other income in that period.

Farm license costs

We must pay annual license costs in respect to government-granted tenures that it holds, which give us the right to use certain offshore ocean waters for the purpose of aquaculture farming. Such license costs are recognized as an expense when incurred.

Research and development costs

Development costs include costs of materials, wages, and reasonably attributable indirect costs incurred by us which are directly attributable to the development of hatchery techniques for sablefish and shellfish, these costs are expensed when incurred.

Research costs are expensed when incurred.

Income taxes

We calculate our provision for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes) ("SFAS 109"), which requires an asset and liability approach to financial accounting for income taxes. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities attributable to the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of enacted changes in tax laws or tax rates. Deferred income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition

We recognize revenue when it is realized or realizable, and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of a contract, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Our revenue is derived principally from the sale of scallops we produce or purchase from third parties, and from the sale of seed and farm supplies to other aquaculture farms.

Financial instruments

The carrying amount of our financial instruments, which include cash, accounts receivable, loans receivable, bank indebtedness, accounts payable and accrued liabilities, short term debt and long term debt approximate fair value. It is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments unless otherwise noted.

Derivative financial instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

We account for all derivatives financial instruments in accordance with SFAS No.
133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by us at August 31, 2006 were not designated as hedges.

Foreign exchange

The functional currency of our foreign subsidiaries is the local foreign currency. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of the subsidiaries' accounts are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and have not been significant.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Such estimates include providing for amortization of property, plant, and equipment, and valuation of inventory. Actual results could differ from these estimates.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

INVESTMENTS IN TENURES AS COMPARED TO ESTIMATED MARKET VALUE OF TENURES

We currently carry our investment in Island Scallops' tenures at $3,609. This amount represents the initial carrying costs of certain tenures acquired by Island Scallop's subsidiary. These tenures do not expire until various dates ranging from 2021 - 2024, however, we believe that they have an indefinite useful life because renewal on expiration is anticipated. The area available for shellfish aquaculture within Baynes Sound is fully subscribed, and as a result new tenures are not available through the Canadian Provincial application and review process. The shellfish companies within the Sound are also well established and sales of tenures are quite rare, making the assessment of the market value for the Island Scallops tenures difficult. Historical sales and government auction of tenures have received as much as $300,000 (CDN) for a small beach tenure (less than 4 acres) and $65,000 CDN) for a small deepwater tenure without infrastructure. The few tenures on the market over the previous 12 months suggest that the current market value is approximately $10,000 to $25,000 (CDN) per acre. Based on listings of tenures on the coast of British Columbia, discussions with local shellfish growers and individuals from the BC Assets and Land Corporation, and an independent appraisal (commissioned by Island Scallops) that recently estimated the value of our roughly 1018 acres of tenures, the value is estimated to be approximately $8,600,000. If the proposed expansion of two of our tenures is approved, the estimated market value of our overall tenures would increase to roughly $10,600,000. The estimated market value is based on the size, location and whether they are beach or deepwater in nature. However, given the variable nature of the shellfish tenures market, the actual value that we receive from the sale of a tenure or a partial tenure could vary significantly from these estimated values.

Although we cannot determine the exact amount we would ultimately receive from the sale of our tenure(s), based upon the information stated above we expect to receive more than the carrying cost ($3,609) from such sale. Accordingly, the carrying cost of our tenures is not indicative of their actual value. This analysis indicates our cash generating capabilities after considering investments in capital assets necessary to maintain and enhance existing operations.

COMPARISON OF RESULTS FOR THE FISCAL YEAR ENDED AUGUST 31, 2006, TO THE FISCAL YEAR ENDED AUGUST 31, 2005.

Revenues. Revenues for the fiscal year ended August 31, 2006, were approximately $528,000. We had revenues of approximately $316,000 for the fiscal year ended August 31, 2005. This is an increase of approximately $212,000 or 67%. The increase in our revenue was mainly the result an increase in oyster seed and scallop seed sales. As was the case in 2005, management continued its emphasis on the development and production of larger 2005 and 2006 scallop crops. Management believes that our emphasis on expansion of future crops will yield a significant increase in revenues starting in 2007 and beyond.

Gross profit (loss). Gross loss for the year ended August 31, 2006, was approximately $48,000, a decrease of approximately $3,000 as compared to gross loss of roughly $51,000, for the year ended August 31, 2005. The slight decrease in the amount of gross loss for 2006 (as compared to 2005) was mainly attributable to management's continued focus on the expansion and development of larger scallop crops and larger scallop yields for the crop year 2005 and 2006. We continued to focus resources on the maintaining, developing and tending our scallop crops in 2005 and 2006 and believe that we will begin seeing benefits from our efforts in developing larger crops as early as the first quarter of 2007.

General and administrative. General and administrative expenses for the fiscal year ended August 31, 2006, were approximately $653,000. Our general and administrative expenses were approximately $221,000 for the fiscal year ended August 31, 2005. This is an increase of approximately $432,000 or 195%. Our increase in general and administrative expenses for the year ended August 31, 2006 were attributable to costs associated with establishing, building, and supporting our infrastructure and included various consulting costs, legal and accounting fees compensation paid as result of our recent financing, overhead, realized stock compensation and salaries. We anticipate that these costs may continue to rise as we continue to expand our operations.

Stock compensation expense. During the year ended August 31, 2006, we had stock compensation expense of approximately $183,000. The expense was for two consulting groups who would provide services to us. As such, we incurred a stock compensation expense of approximately $183,000 for year ended August 31, 2006. During the year ended August 31, 2005, our Board of Directors authorized the issuance of shares of our restricted common stock to an individual who would provide services to Edgewater. Based upon the common stock trading price at the times of issuance, and FASB rules, we were required to incur non-cash expenses for the issuance of stock of approximately $10. Since these shares were issued by Edgewater in June 2005 prior to the share exchange, these shares were valued based on the par value, $0.0001 of the stock at time of issuance and we recorded a $10 stock compensation expense for the issuance of these shares during the year ended August 31, 2005.

Other income (expense), net. Interest expense for the year ended August 31, 2006 was approximately $696,000. Interest expense for the year ending August 31, 2005 was approximately $81,000. The increase in interest expense was due to the issuance of common stock for the extension of the due date of debt. Other income for the year ended August 31, 2006 was approximately $45,000 as opposed to other income of approximately $2,600 for the year ending August 31, 2005. We recognized a loss of approximately $2,666,000 which was related to the change in the fair value of warrants issued to 10 institutional and accredited investors in conjunction with preferred stock financings on April 12, May 30, June 30 and July 11 and the market price of the common stock underlying such warrants at August 31, 2006. No such loss was recorded for the year ended August 31, 2005.

As a result, other expense for the year ended August 31, 2006 was approximately $3,316,000 as compared to other expense of approximately $78,000 for the year ended August 31, 2005. This increase was primarily attributed to loss associated with the change in fair value of the recently issued warrants and interest expense related to the extension of a former bridge financing loan.

Net profit (loss). As a result of the above, the net loss for the year ended August 31, 2006, was approximately $4,200,000 as compared to a net loss of approximately $350,000 for the year ended August 31, 2005.

COMPARISON OF RESULTS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2006 TO THE THREE MONTHS ENDED NOVEMBER 30, 2005.

Revenues. Revenues for the three months ended November 30, 2006, were approximately $123,000. We had revenues of approximately $160,000 for the three months ended November 30, 2005. This is a decrease of approximately $37,000 or 23%. The decrease in our revenue was mainly the result of a slower than anticipated start to the 2004 harvest and an unexpected early season winter storm that forced us to curtail harvesting operations during at least one week in November. In addition, handling and harvesting of our 2004 ear-hung scallops proved to be tougher and more time consuming than originally expected, thereby slowing our anticipated harvest rates. Revenue during the three months ended November 30, 2005 was also bolstered by a one-time sale on inventory equipment and larger scallop seed sales. Scallop-only sales were slightly higher in the three months ended November 30, 2006 as opposed to the period ending November 20, 2005. As in the previous year, management continued its emphasis on the development and production of larger 2005 and 2006 scallop crops. Management believes that our emphasis on expansion of future crops coupled with the new processing facility will yield a significant increase in revenue starting as early as our next quarter and continuing thereafter.

Gross profit (loss). Gross loss for the three months ended November 30, 2006, was approximately $68,000, an increase of approximately $56,000 as compared to gross loss of roughly $12,000, for the three months ended November 30, 2005. The increase in the amount of gross loss for this quarter (as compared to the same quarter in our 2006 fiscal year) was mainly attributable to the slower than anticipated start to our 2004 class of scallops' harvest as we worked to develop improved processing and handling facilities. Additionally, because of an unusually large winter storm in November, we experienced some minor weather related sale delays as harvesting operations were under way during November. Aside from the slower than expected first quarter scallop sales, part of the increase in gross loss was attributable to an increase in costs related to a ramp-up of our processing personnel in preparation for increased future harvests and sales.

General and administrative. General and administrative expenses for the three months ended November 30, 2006, were approximately $264,000. Our general and administrative expenses were approximately $87,000 for the three months ended November 30, 2005. This is an increase of approximately $177,000 or 203%. Our increase in general and administrative expenses for the thee months ended
November 30, 2006 were attributable to costs associated with establishing, building, and supporting our infrastructure and included various consulting costs, legal and accounting fees, compensation paid as result of our recent financing, overhead, and salaries. We anticipate that these costs may continue to rise as we continue to expand our operations.

Stock compensation expense. During the three months ended November 30, 2006, our Board of Directors did not authorize the issuance of shares of our restricted common stock for compensation. As a result, we did not incur any stock compensation expense for the three months ended November 30, 2006. During the three months ended November 30, 2005, our Board of Directors authorized the issuance of shares of our restricted common stock to two consulting groups who would provide services to us. Based upon the common stock trading price at the times of issuance, and FASB rules, we were required to incur non-cash expenses for the issuance of stock of approximately $183,000.

Other income (expense), net. Interest expense for the three months ended November 30, 2006, was approximately $7,000. Interest expense for the three months ending November 30, 2005, was approximately $54,000. The decrease in interest expense was mainly due to repayment of a large short term note in the third quarter of 2006. Other income for the three months ended November 30, 2006, was approximately $2,300 as opposed to other income of approximately $4,100 for the three months ended November 30, 2005. We recognized a loss of approximately $2,768,000 which was related to the change in the fair value of warrants issued to 10 institutional and accredited investors in conjunction with preferred stock financings on April 12, May 30, June 30 and July 11 and the market price of the common stock underlying such warrants at November 30, 2006. No such loss was recorded for the period ended November 30, 2005.

As a result, other expense for the three months ended November 30, 2006, was approximately $2,773,000 as compared to other expense of approximately $49,000 for the three months ended November 30, 2005. This increase was primarily attributed to loss associated with the change in fair value of the recently issued warrants.

Net profit (loss). As a result of the above, the net loss for three months ended November 30, 2006, was approximately $3,105,000 as compared to a net loss of approximately $331,000 for the three months ended November 30, 2005.

Liquidity and Cash Resources. At November 30, 2006, we had a cash balance of approximately $815,000. During the year ending August 31, 2006, we completed four private equity financings that resulted in net proceeds of approximately $5,140,000. These financings contain warrants which if fully exercised could raise approximately an additional $34,350,000. The exercise of the warrants is, however, to a large extent dependent upon the price of our stock in the public market. As a result, we cannot guarantee when any of the warrants will be exercised, if at all and, as a result, the proceeds from the exercise of the warrants may not be available to us at a time when we require additional financing or ever. Prior to the completion of the Preferred Stock Financing in the third quarter of 2006, our working capital had been primarily financed with various forms of debt. Previously, we also relied on short term loans from certain shareholders to assist with our working capital needs and to meet short term cash requirements. We used a portion of our recent private equity financing to repay these short term loans and as a result we have been able to deploy the bulk of the proceeds from our financing toward our business strategy.



                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

                                LEGAL PROCEEDINGS

         In 1998 Island Scallops entered into an agreement with two purchasers, pursuant to which Island Scallops was to produce and sell geoduck seed to the two purchasers. Island Scallops received advance payments from each of the two purchasers in 2002 totaling approximately $64,140. As a result of breaches of the purchase agreements by the purchasers, it is our position that we may retain any unused portion of these advance payments.

         As of August 31, 2006, one of the two purchasers had claimed that Island Scallops owed it amounts totaling $88,925. Since it is our position that the purchasers breached their agreements with Island Scallops, we have no intention of seeking a settlement of this matter at this time. We are unaware of any formal proceedings that may have been commenced by either of these two purchasers in regard to any claims that they may have.

         Other than as set forth herein, we are not a party to any material legal proceeding and to our knowledge, no such proceeding is currently contemplated or pending.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by LBB & Associates, Ltd., LPP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Law Offices of Louis E. Taubman, P.C., has passed upon the validity of the securities being offered hereby.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada

Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to our best interests or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to us or our shareholders, or that show a reckless disregard for duty to us or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to us or our shareholders, or (iii) based on transactions between us and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION
         We have filed a registration statement on Form SB-2 with the SEC covering the securities that may be sold under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, and we strongly urge you to read the registration statement in its entirety.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read or obtain a copy of the registration statement or any other information we file with the SEC at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, proxy and information statements, and other information we file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Edgewater Foods International, Inc.
Qualicum Beach, British Columbia, Canada

We have audited the accompanying consolidated balance sheet of Edgewater Foods International, Inc. as of August 31, 2006, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Edgewater Foods International, Inc. as of August 31, 2006, and the results of its operations and its cash flows for each of the two years then ended, in conformity with the accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Edgewater will continue as a going concern. As discussed in Note 16 to the financial statements, Edgewater has incurred losses from operations for the year ended August 31, 2006 and has suffered operating losses since its inception in its efforts to establish and execute our business strategy. Edgewater will require additional working capital to develop its business until Edgewater either (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements. These conditions raise substantial doubt about Edgewater's ability to continue as a going concern. Management's plans with regard to this matter are described in Note 16. The accompanying financial statements do not include any adjustments that might results from the outcome of these uncertainties.


LBB & Associates Ltd., LLP
--------------------------
LBB & Associates Ltd., LLP
Houston, Texas
October 26, 2006

                          EDGEWATER FOODS INTERNATIONAL
                           CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 2006


ASSETS

Current assets:
     Cash                                                        $  1,816,742
     Accounts receivable, net of allowance for
              doubtful accounts of $386                                38,850
     Inventory                                                      1,252,051
     Other current assets                                              67,596
                                                                 ------------

       Total current assets                                         3,175,239

Property, plant and equipment, net                                  1,824,394

Investments in other assets                                             3,609
                                                                 ------------

     Total assets                                                $  5,003,242
                                                                 ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
     Bank indebtedness                                           $        689
     Short term debt                                                  462,249
     Current portion of warrant liabilities                         1,743,996
     Current portion of long term debt                                948,732
     Accounts payable and accrued liabilities                         687,405
                                                                 ------------

       Total current liabilities                                    3,843,071

Warrant liabilites, net of current portion                         20,415,454
Long term debt, net of current portion                                 40,217
                                                                 ------------

     Total liabilities                                             24,298,742
                                                                 ------------

Stockholders' Deficit
     Series A preferred stock, par $0.001, 10,000,000
        authorized, 7,887,999 issued and outstanding                    7,888

     Common stock, par $0.001, 100,000,000 authorized,
       20,983,260 issued and outstanding                                2,098
     Additional paid in capital                                          --
     Accumulated deficit                                          (19,049,166)
     Accumulated other comprehensive income -
       foreign exchange adjustment                                   (256,320)
                                                                 ------------

      Total stockholders' deficit                                 (19,295,500)
                                                                 ------------

     Total Liabilities and Stockholders' Deficit                 $  5,003,242
                                                                 ============

See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements

                          EDGEWATER FOODS INTERNATIONAL
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEARS ENDING AUGUST 31, 2006 and 2005


                                                   2006            2005
                                               ------------    ------------

Revenue                                       $    527,623    $    315,869
Cost of goods sold                                 576,069         366,724
                                              ------------    ------------

Gross profit (loss)                                (48,446)        (50,855)
                                              ------------    ------------

Operating Expenses:
      General and administrative expenses         (329,870)       (137,337)
      Salaries and benefits                       (323,186)        (83,653)
      Stock compensation expense                  (182,500)           --
                                              ------------    ------------

Total  operating expense                          (835,556)       (220,990)
                                              ------------    ------------

Loss from operations                              (884,002)       (271,845)
                                              ------------    ------------

Other income (expense):
      Interest expense, net                       (695,889)        (80,868)
      Change in fair value of warrants          (2,665,571)           --
      Other income (expense)                        45,185           2,637
                                              ------------    ------------

                Other income (expense), net     (3,316,275)        (78,231)
                                              ------------    ------------

Net loss                                        (4,200,277)       (350,076)

Dividend on preferred stock                        (34,709)           --
                                              ------------    ------------
Net loss applicable to common  shareholders   $ (4,234,986)   $   (350,076)
                                              ============    ============
Net loss per share
      Basic and diluted                       $      (0.20)   $      (0.03)
                                              ============    ============

Weighted average shares outstanding
      Basic and diluted                         20,794,784      11,899,320
                                              ============    ============


See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements



                          EDGEWATER FOODS INTERNATIONAL
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                           YEARS ENDED AUGUST 31, 2006



                                                                                                                         Other
                                                                                                       Accumulated    Comprehensive
                                                                                                           Paid          Income
                                               Preferred Stock                Common Stock                  in      Foreign Exchange
                                           Number       Value             Number          Value           Capital       Adjustment
                                      ------------    ------------    ------------    ------------    ------------    ------------

Balance at August 31, 2004                    --      $       --        10,300,000    $      1,030    $     (1,029)   $    144,012

Comprehensive loss

  Net loss

  Foreign exchange adjustment                                                                                             (314,415)

      Total comprehensive loss



Common stock issued for services              --              --           100,000              10            --

  Common stock issued in
   connection Island Scallops, Ltd.
    with                                      --              --         8,600,000             860            (860)



  Forgiveness of shareholder debt                                                                        3,153,848

  Common stock issued in
   connection with Heritage
    Management recapitalization                --              --        1,585,400             159            (159)

                                      ------------    ------------    ------------    ------------    ------------    ------------
Balance at August 31, 2005                     --              --       20,585,400           2,059       3,151,800        (170,403)

Comprehensive loss

  Net loss

  Foreign                                                                                                                  (85,917)


       Total comprehensive loss


Common stock cancelled                        --              --          (150,000)            (15)             15


Common stock issued for services              --              --           525,000              52         702,448



Common stock issued for dividends                                           22,860               2          34,707

Preferred Series A stock issued in
 connection with financing               7,887,999           7,888            --              --         5,132,136



Warrants liability incurred in
 connection with financings                                                                             (9,021,106)
                                      ------------    ------------    ------------    ------------    ------------    ------------

Balance at August 31, 2006               7,887,999    $      7,888      20,983,260    $      2,098    $          0    $   (256,320)
                                      ============    ============    ============    ============    ============    ============


                                        Accumulated
                                         Deficit          Total
                                        ------------    ------------

Balance at August 31, 2004              $ (3,991,330)   $ (3,847,317)

Comprehensive loss

  Net loss                                  (350,076)       (350,076)

  Foreign exchange adjustment                               (314,415)
                                                        ------------
      Total comprehensive loss
                                                            (664,491)

                                                                  10
Common stock issued for services

  Common stock issued in
   connection Island Scallops, Ltd.
    with                                      --



  Forgiveness of shareholder debt                         3,153,848

  Common stock issued in
   connection with Heritage
    Management recapitalization                                 --

                                        ------------    ------------
Balance at August 31, 2005                (4,341,406)     (1,357,950)

Comprehensive loss

  Net loss                                (4,200,277)     (4,200,277)

  Foreign                                                    (85,917)
                                                        ------------

       Total comprehensive loss                           (4,286,194)


Common stock cancelled                                          --


Common stock issued for services                             702,500



Common stock issued for dividends            (34,709)           --

Preferred Series A stock issued in
 connection with financing                                 5,140,024



Warrants liability incurred in
 connection with financings              (10,472,774)    (19,493,880)
                                        ------------    ------------

Balance at August 31, 2006              $(19,049,166)   $(19,295,500)
                                        ============    ============




See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements



                          EDGEWATER FOODS INTERNATIONAL
                      CONSOLIDATED STATEMENTS OF CASHFLOWS
                      YEARS ENDED AUGUST 31, 2006 and 2005

                                                                2006            2005
                                                           ------------    ------------
Cash flows from operating activities:

             Net income (loss)                             $ (4,200,277)   $   (350,076)

             Adjustments  to  reconcile  net loss to net
             cash used in  operating
             activities:
                Depreciation and amortization                   123,008          80,435
                Changes in fair value of warrants             2,665,570            --
                Common stock issued for services                702,500              10
                Bad debt expense                                   --               347
             Changes in current assets and liabilities:

                Accounts receivable                             (38,850)         25,069
                Prepaid expenses                                (16,061)           --
                Other current assets                             (2,628)        (22,338)
                Inventory                                      (711,925)       (540,126)
                Accounts payable                                197,681         221,644
                Bank overdrafts                                 (38,538)         38,538
                                                           ------------    ------------

Net cash used in operating activities                        (1,319,520)       (546,497)
                                                           ------------    ------------

Cash flows from investing activities:

             Purchase of property, plant and equipment         (784,291)       (493,018)
                                                           ------------    ------------

Net cash provided by (used in) investing activities            (784,291)       (493,018)
                                                           ------------    ------------

Cash flows from financing activities:


             Line of credit, net                                (64,675)          6,591
             Proceeds from short term debt                      862,451       1,125,247
             Payment of short term debt                      (1,609,901)        (38,128)
             Proceeds from long term debt                        62,112            --
             Payment of long term debt                         (382,456)        (25,408)
             Proceeds from the sale of common stock                --               860
             Proceeds from sale of preferred stock            5,140,024            --
                                                           ------------    ------------

Net cash provided by financing activities                     4,007,555       1,069,162
                                                           ------------    ------------


Foreign currency translation effect                             (87,562)        (41,997)


Net increase in cash                                          1,816,182         (12,350)


Cash, beginning of period                                           560          12,910
                                                           ------------    ------------

Cash, end of period                                        $  1,816,742    $        560
                                                           ============    ============

Supplemental cash flow information:

Interest                                                   $       --      $       --
                                                           ============    ============
Income taxes                                               $       --      $       --

Supplement disclosure of non-cash transactions:

Issuance of common stock for dividends                     $     34,709    $       --

Warrant liability incurred in connection with financing    $ 19,493,880    $       --


See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements

                       Edgewater Foods International, Inc.

                   Notes to Consolidated Financial Statements

NOTE 1.  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.

On June 29, 2005, Edgewater Foods International, Inc. ("Edgewater"), a holding private company established under the laws of Nevada in order to acquire assets in the aquaculture industry, issued 10,300,000 shares of common stock in exchange for a 100% equity interest in Island Scallops, Ltd. As a result of the share exchange, Island Scallops, Ltd. become the wholly own subsidiary of Edgewater Foods International, Inc. As a result, the shareholders of Island Scallops owned a majority (54.21%) of the voting stock of Edgewater Foods International, Inc. The transaction was regarded as a reverse merger whereby Island Scallops was considered to be the accounting acquirer as its shareholders retained control of Edgewater Foods after the exchange, although Edgewater is the legal parent company. The share exchange was treated as a recapitalization of Edgewater Foods. As such, Island Scallops, Ltd. (and its historical financial statements) is the continuing entity for financial reporting purposes.

On August 15, 2005, we completed a reverse acquisition of Heritage Management Corporation, a public shell company, as that term is defined in Rule 12b-2 of the Exchange Act, established under the laws of Nevada on June 12, 2000. To accomplish the share exchange we issued 19,000,000 shares of common stock on a one to one ratio for a 100% equity interest in Edgewater Foods. Per the terms of the Share Exchange and Bill of Sale of Heritage Funding Corporation and E. Lee Murdoch, Heritage was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, we changed the name of Heritage Management Corporation to "Edgewater Foods International, Inc." The transaction was regarded as a reverse merger whereby Edgewater was considered to be the accounting acquirer as it retained control of Heritage after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Edgewater. Edgewater is the continuing entity for financial reporting purposes. The Financial Statements have been prepared as if Edgewater had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant inter-company amounts have been eliminated.

Cash and equivalents

Cash and equivalents include cash, bank indebtedness, and highly liquid short term market investments with terms to maturity of three months or less. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company maintains its cash balances primarily in on financial institution, which exceeded federally insured limits by $1,653,378 at August 31, 2006. The Company has not experienced any losses, in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable. The allowance is determined based on balances outstanding for over 90 days at the period end date, historical experience and other current information.

Loans receivable

Loans receivable is presented net of an allowance for loan losses, as necessary. The loans are written off when collectibility becomes uncertain.

Inventory

The Company maintains inventories of raw materials for its aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value. Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities. Carrying costs per unit are determined on a weighted average basis.

At August 31, 2006, inventory consisted of the following:

Biomass (Scallops):                         $1,252,051

Reclassification

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 financial statement presentation.

Long term investments

Long term investments are recorded at cost. The Company reviews its investments periodically to assess whether there is an "other than temporary" decline in the carrying value of the investment. The Company considers whether there is an absence of an ability to recover the carrying value of the investment by reference to projected undiscounted future cash flows for the investment. If the projected undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Property, plant, and equipment

Property,   plant,   and  equipment  are  recorded  at  cost  less   accumulated
amortization and are amortized in the following manner based on estimated useful lives:

         Buildings                                   4% - 5% declining balance
         Seawater piping and tanks                   6% declining balance
         Boats                                       15% declining balance
         Field equipment                             20% declining balance
         Office equipment                            20% declining balance
         Vehicles                                    30% declining balance
         Computer equipment                          30% declining balance

Impairment of long-lived assets

The Company monitors the recoverability of long-lived assets, including property and equipment and intangible assets, based upon estimates using factors such as expected future asset utilization, business climate, and undiscounted cash flows resulting from the use of the related assets or to be realized on sale. The Company's policy is to write down assets to the estimated net recoverable amount, in the period in which it is determined likely that the carrying amount of the asset will not be recoverable. At August 31, 2006 no indication of impairment were present.

Government assistance

Government assistance received by the Company, such as grants, subsidies, and tax credits, is recorded as a recovery of the appropriate related expenditure in the period that the assistance is received.

The Company has received government assistance in the form of loans, for which repayment may not be required if the Company fails to meet sufficient future revenue levels to repay these loans based on a percentage of gross sales for certain products over a defined period of time., Such assistance received by the Company is initially recorded as a liability, until such time as all conditions for forgiveness are met, and is then recognized as other income in that period.

Farm license costs

The Company must pay annual license costs in respect to government-granted tenures that it holds, which give the Company the right to use certain offshore ocean waters for the purpose of aquaculture farming. Such license costs are recognized as an expense when incurred.

Research and development costs

Development costs include costs of materials, wages, and reasonably attributable indirect costs incurred by the Company which are directly attributable to the development of hatchery techniques for sablefish and shellfish. These costs are expensed when incurred.

Research costs are expensed when incurred.

Income taxes

The Company calculates its provision for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes) ("SFAS 109"), which requires an asset and liability approach to financial accounting for income taxes. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities attributable to the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of enacted changes in tax laws or tax rates. Deferred income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition

The Company recognizes revenue when it is realized or realizable, and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of a contract, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Revenue of the Company is derived principally from the sale of scallops produced by the Company or purchased from third parties, and from the sale of seed and farm supplies to other aquaculture farms.

Financial instruments

The carrying amount of the Company's financial instruments, which include cash, accounts receivable, loans receivable, bank indebtedness, accounts payable and accrued liabilities, short term debt, shareholder debt, and long term debt, approximate fair value. It is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments unless otherwise noted.

Derivative Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company accounts for all derivatives financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as August 31, 2006 were not designated as hedges.

Foreign exchange

The functional currency of the Company's foreign subsidiary is the local foreign currency (Canadian dollars). All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of the subsidiaries' accounts are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and have not been significant.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Such estimates include providing for amortization of property, plant, and equipment, and valuation of inventory. Actual results could differ from these estimates.

Concentration of risk

The Company operates in the regulated aquaculture industry. Material changes in this industry or the applicable regulations could have a significant impact on the Company.

The quality and quantity of the aquaculture products cultivated, harvested and processed by the Company could be impacted by biological and environmental risks such as contamination, parasites, predators, disease and pollution. These factors could severely restrict the ability of the Company to successfully market its products.

During the year ended August 31, 2006, three customers, Summer Breeze, TriStar and Sea World, individually accounted for 30%, 15% and 13% or our revenues respectively, and we therefore are materially dependent upon such customers. The Company's ongoing operations are dependent on continued business from these customers.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," as amended by SFAS No. 148. Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an employee must pay to acquire the stock.

The Company periodically issues common stock for acquisitions and services rendered. Common stock issued is valued at the estimated fair market value, as determined by management and the board of directors of the Company. Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.

The following table illustrated the effect on net income and earnings per share if Edgewater had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                               Year Ended
                                                               August 31,
                                                           2006         2005
                                                    ----------------------------
Net loss, as reported                               $   (4,200,277)   $(350,076)

Add:  Stock based intrinsic value included
 in report loss                                               --           --

Less:  Total stock-based employee compensation
expense determined under the fair value based
method for all awards                                         --       (370,565)
                                                    ---------------------------

Pro-forma net loss                                  $   (4,200,277)   $(720,641)
                                                    ---------------------------

Basis and diluted net loss per share
    As reported                                     $        (0.20)   $   (0.03)
    Pro-forma                                       $        (0.20)   $   (0.06)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 93%, average risk-free interest rate of 4.15%, and expected lives of 10 and 5 years (for 2006) and dividend yield $0, expected volatility of 100%, average risk-free interest rate of 4.70% and 4.71%, and expected lives of 10 and 5 years (for 2005).

Basic and diluted net loss per share

Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For all periods presented, diluted loss per share equaled the basic loss per share as all convertible instruments were anti-dilutive.

Recent accounting pronouncements

In December of 2004, the FASB issued Statement of Financial Accounting Standards No, 123 (revised 2004) (Share-Based Payment) ("SFAS 123R"). SFAS 123R is a revision of SFAS 123 (Accounting for Stock-Based Compensation), and supersedes Accounting Principles Beard ("APB") Opinion No. 25 (Accounting for Stock Issued to Employees). SFAS 123R requires that the fair value of employees awards issued, modified, repurchased or cancelled after implementation, under share-based payment arrangements, be measured as of the date the award is issued, modified, repurchased or cancelled. The resulting cost is then recognized in the statement of earnings over the service period. SFAS 123R is required to be adopted by the Company not later than for the 2007 fiscal year. In the opinion of Management, the adoption of this statement will not have a significant impact on the Company's consolidated financial statements.

In December of 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary transactions) ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance, SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005, and is required to be adopted by the Company in the second quarter of the 2006 fiscal year. We do not currently believe that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

In May 2005, SFAS No. 154, "Accounting Changes and Error Corrections" (a replacement of APB Opinion No. 20 and SFAS No. 3) was issued. Statement 154 requires that all voluntary changes in accounting principles and changes required by a new accounting pronouncement that do not include specific transition provisions be applied retrospectively to prior periods' financial statements, unless it is impracticable to do so. APB Opinion 20 required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle as a component of net income in the period of change. Statement 154 is effective prospectively for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application encouraged. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued (May 2005). SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement. Accordingly, the Company will implement the provisions of this accounting pronouncement in the fiscal reporting period ending August 31, 2007. We do not currently believe that the adoption of SFAS 145 No. 154 will have a material impact on our consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Currently, there would be no effect of this interpretation on the company's financial position and results of operations.

NOTE 3.  PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment at August 31, 2006 consisted of the following:



                                                         Accumulated    Net Book
                                            Cost         Amortization   Value
                                            ------------------------------------

Land                                        $  227,355   $     --     $  227,355
Buildings                                      451,445      230,302      221,143
Seawater piping and tanks                      473,376      268,965      204,411
Boats and Barge                                286,489      118,063      168,426
Field equipment                              1,701,247      716,419      984,828
Office equipment                                13,673       12,373        1,300
Vehicles                                        38,168       33,283        4,885
Computer equipment                              17,149        5,103       12,046
                                            ------------------------------------
                                            $3,208,902   $1,384,508   $1,824,394


Accumulated amortization was $1,384,508 year ended August 31, 2006. Depreciation expenses are $123,000 and $10,195 for the year ended August 31, 2006 and 2005 respectively.

NOTE 4.  RELATED PARTY TRANSACTIONS

The Company has two secured notes receivable from RKS Laboratories, Inc. ("RKS"), a Vancouver research and development that is working towards developing superior strains of scallops with beneficial traits such as higher meat yield and rapid growth. (Robert Saunders owns 100% of RKS.) The first non-interest bearing note in the amount of $18,044 is secured by all assets of RKS is due on or before June 15, 2007. The second non-interest bearing note in the amount of $4,971 is also secured by all assets of RKS is due on or before August 31, 2007. These amounts are included in other current assets.

NOTE 5.  INVESTMENTS IN TENURES

The Company carries its Investment in Tenures at $3,609 at August 31, 2006. This amount represent the carrying costs of certain shellfish tenures acquired by the subsidiary of the Company's wholly-owned subsidiary Island Scallops Ltd., 377332 B.C. Ltd. Shellfish tenures are government-granted rights allowing limited use of offshore waters for the purposes of cultivation of shellfish. The granting of shellfish tenure rights are the responsibility of the Provincial (British Columbia) Government and not the Canadian Federal Government. As such, the government assistance that we receive via loan agreement with various Federal Agencies has no effect on our ability to renew and/or modify these tenure agreements. The tenure held by 377332 B.C. Ltd. has an expiration date of July 10, 2021. Other shellfish tenures held by the Company and its subsidiaries have expiration dates ranging from 2021 to 2024.

These tenures are considered to have an indefinite useful life because renewal on expiration is anticipated, and therefore are not subject to amortization.

NOTE 6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Included in accounts payable and accrued liabilities are balances outstanding related to credit cards held in the name of the shareholder totaling $13,325 at August 31, 2006. The Company used these credit cards as a means of short term financing and incurs interest charges on such unpaid balances.

Included in accounts payable and accrued liabilities at August 31, 2006 is an amount of $118,963 in respect to an agreement to purchase geoduck seed from the Company (for additional information see Note 10 - Contingent Liabilities).

Included in accounts payable and accrued liabilities at August 31, 2006 is an amount of $59,856 payments due and interest accrued in respect to the loan from the National Research Council of Canada Industrial Research Assistance Program (see Note 8 - Long Term Debt for additional information).

NOTE 7.  SHORT TERM DEBT

These consolidated financial statements include Island Scallop's mortgage loan repayable at $2,030 per month including interest calculated at the greater of 10% and (Canadian) prime plus 6% (12% as of August 31, 2006). The loan, which is due on April 1, 2007, is secured by a second charge on the real property of Island Scallops. At August 31, 2006, the principal due is $192,690.

These consolidated financial statements include a non-interest bearing loan to Island Scallops from Industry Science and Technology Canada requiring repayment equal to 0.5% of gross scallop sales of the Company's wholly owned subsidiary (Island Scallops) for each preceding year, which is due January 1, 2007. If at the due date the Company has not generated sufficient revenues to be required to repay the original amount of $164,254, the remaining portion of the loan is to be forgiven. Amounts currently due bear interest based on the published rates of 90 day (Canadian) treasury bills.

Included in short-term debt at August 31, 2006 is estimated royalties of $60,045 payable to a third party from who the former sole shareholder of Island Scallops Ltd. originally acquired the shares of Island Scallops Ltd. The 1992 share purchase agreement (for Island Scallops) provided that the third party was to receive from the Company 3% of revenues of the Company as earned, on a quarterly basis, throughout the period from December 1, 1992 to November 30, 2002. The third party holds a first charge (or first lien) over inventory of the Company (including broodstock) in the amount of $315,770 in support of its royalty entitlement. The third party has not taken further action to enforce payment of the arrears liability. To date, we have accrued the entire balance of $60,045 as a current liability and we plan to pay it with available funds in the near future.

Included in short-term notes payable at August 31, 2006 is an unsecured non-interest bearing demand loan from an individual with a face value of $45,260 and no specific terms of repayment. However, the lender has informally requested that the loan be repaid in full by October 6, 2008.

NOTE 8.  LONG TERM DEBT

These consolidated financial statements include a Western Diversification Program non-interest bearing loan to Island Scallops that requires repayment equal to 12% of gross revenues from scallop sales of the Company, payable semi-annually, with no specified due date. At August 31, 2006 as Island Scallops is in arrears in respect to the payment of these amounts, the full principal balance of $611,055 is reflected as a current liability. Our management of the Company is seeking to renegotiate terms of repayment of this debt (for additional information see Note 15 - Subsequent Events).

These consolidated financial statements include the Company's wholly owned subsidiary's (Island Scallops) unsecured non-interest bearing loan from the National Research Council of Canada Industrial Research Assistance Program which requires quarterly payments commencing March 1, 2003 equal to 3% of gross black cod revenues of the Island Scallops until the earlier of full repayment or December 1, 2012. The amount repayable is up to 150% of the original advance of $397,532, if repayment is before December 1, 2007. If at December 1, 2012, Island Scallops has not earned sufficient revenues to be required to repay the original loan amount, the remaining portion of the loan is to be forgiven. Amounts currently due at August 31, 2006, bear interest at a rate of 1% per month. At August 31, 2006, Island Scallops is in arrears in respect to the payment of these amounts. The National Council of Canada Industrial Research Assistance Program has requested payment of the $59,856 that they claim is owed under this loan agreement. As such, at August 31, 2006, $59,856 is included in accounts payable and accrued liabilities and remaining full principal balance of $337,676 is reflected as a current liability. The Company is seeking to renegotiate the repayment terms.

These consolidated financial statements include two bank loans for Island Scallops. The first bank loan is repayable at $1,128 per month, plus interest calculated at the floating base rate of the Business Development Bank of Canada plus 1.5% annum (7.5% as of August 31, 2006), is due February 23, 2009, and is secured by a General Security Agreement over the assets of the Company's wholly owned subsidiary (Island Scallops), a mortgage charge on Island Scallop's real property and a personal guarantee of $45,110 by our Chairman, President and CEO, and former sole shareholder of Island Scallops. At August 31, 2006, the principal due is $33,833. The second bank loan is repayable at $470 per month plus interest calculated at (Canadian) prime plus 3% per annum (9% as of August 31, 2006), is unsecured and is due October 23, 2007. At August 31, 2006, the principal due is $6,384.

As a result, at August 31, 2006, the Company had $988,949 of long-term debt less a current portion of $948,732 for a balance of $40,217. Principal payments due within each of the next five fiscal years and subsequently, in respect to long term debt are approximately as follows:

                     2007                               $948,732
                     2008                                 $6,384
                     2009                                $33,833
                                             -------------------

                                                        $988,949
                                             ===================

NOTE 9.  WARRANT LIABILITIES


The warrants that each investor received as a result of our April 12, May 30, June 30 and July 11 Preferred Stock Financing (see Note 13 - Preferred Stock Financing for additional details) contained a cashless exercise provision that becomes effective if our registration statement (that we are required to file under the registration rights agreement) is not declared effective one-year after the initial issue date of each warrant. As such and in accordance with the accounting guidelines under SFAS No. 133, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value. The Company determined the fair value of the warrants as follows as of April 12, 2006, May 30, 2006, June 30, 2006 and July 11, 2006 (the issuance date):

The Company used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (one, three or five), underlying stock price of $1.10 (at April 12), $1.40 (at May 30), $1.35 (at June 30) and $1.40 (July 11) no dividends; a risk free rate of 4.91%, 4.90% and 4.91%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on April 12), a risk free rate of 4.99%, which equals three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on May
30), a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on June 30) and a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on July 11); and volatility of 93%. Under the assumptions, the Black-Scholes option pricing model yielded an aggregate value of approximately $19,494,000 with a current portion of approximately $1,225,000.

The Company performed the same calculations as of August 31, 2006, to revalue the warrants as of that date. In using the Black Scholes option-pricing model, the Company used an underlying stock price of $1.40 per share; no dividends; a risk free rate of 5.00%, 4.71% and 5.70%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 97%. The resulting aggregate allocated value of the warrants as of August 31 2006 equaled approximately $22,160,000. The change in fair value of approximately $2,666,000 (with a current portion of roughly $519,000) was recorded for the period ended August, 2006.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders' equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in operating expenses.

NOTE 10.  CONTINGENT LIABILITIES

The Company's wholly owned subsidiary, Island Scallops, entered into an Agreement in the 1998 year with two parties, under which Island Scallops was to produce and sell geoduck seed to the two parties. Island Scallops received advance payments from each of the two parties in the 2002 year of approximately $64,140 and recognized related revenue of $43,705 in respect to seed delivered in the 2002 year. The balance of the deposits received (advance payments), net of sales, totaling $118,963, is included in accounts payable and accrued liabilities.

Management's position is that the two parties violated the terms of the agreement, such that the Company is entitled to retain the balance of the deposits. Per the terms of the original agreement, Island Scallop was entitled to make up any shortfall in the product produced in the following year. Although product was available and offered by Island Scallops in the following year, the two parties refused to honor the terms of the agreement and would not accept the product (to make up the shortfall) in the following YEAR.

As of August 31, 2004, one of the two parties had made claims that the Company owed to it amounts totaling $88,925. This particular party believed that the agreement required Island Scallops to deliver the product in year one and did not allow Island Scallop to make up any shortfall with product produced in the following year. The balance included in accounts payable and accrued liabilities related to this party is $34,708.

Any additional liability to the Company, or any reduction of the currently recognized liability, in respect to these deposits will be recorded at the time a conclusion to this matter can be determined.

Neither the Company nor its wholly owned subsidiary maintain insurance in respect to replacement of its inventory. Consequently, the Company is exposed to financial losses or failure as a result of this risk.

NOTE 11.  INCOME TAXES

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operation losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily unclaimed research and development expenditures, because of uncertainty regarding the Company's ability to realize the benefit.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes at August 31, 2006 are as follows:

                                                           August 31,
                                                              2006
                                                       ---------------
       Deferred tax asset attributable to:
           Net operating loss carryover                $       884,219
           Less, valuation allowance                          (884,219)
                                                       ---------------
       Total net deferred tax asset                    $             -
                                                       ===============

Edgewater follows Statement of Financial  Accounting  Standards Number 109 (SFAS
109), "Accounting for Income Taxes." SFAS No. 109 requires a valuation allowance, if any, to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $884,219 at August 31, 2006 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2006 was approximately $438,661.

At August 31, 2006 Edgewater had net operating loss carryforwards amounting to approximately $524,000 for U.S. and Canadian tax purposes, respectively, that expires in various amounts beginning in 2009 and 2009 in the U.S. and Canada, respectively.

The federal statutory tax rate reconciled to the effective tax rate for 2006 is as follows:

                                                      2006         2005
                                                    --------------------
Tax at U.S. statutory rate                            34.0%        34%
State tax rate, net of federal benefits                0.0          0.0
Foreign tax rate in excess of U.S. statutory rate     17.6%        17.6%
Change in valuation allowance                         51.6%        51.6%
                                                    --------------------
Effective tax rate                                     0.0%         0.0%
                                                    ====================


NOTE 12.  STOCK-COMPENSATION EXPENSE

In October 2005, we engaged Aurelius Consulting to provide marketing and investor relations services. The initial term of the agreement is one year. Aurelius is entitled to receive 100,000 shares of our restricted common stock during the term of its agreement (25,000 per quarter), in consideration for their services. The shares were valued at $1.45 per share, the closing bid price for shares of our common stock on the date of the contract. Therefore, the total aggregate value of the transaction recognized by the Company in the first quarter of 2006 was $145,000.

At October 21, 2005 and November 11, 2005, our board approved the issuing a total of 25,000 shares of the Company's common stock to The Shemano Group, LLC for preparing a research report for the Company. The shares were valued at $1.50 per share, the closing market bid of our common stock on the date of the resolution. Therefore, the total aggregate value of the transaction recognized by the Company in the first quarter of 2006 was $37,500.

On January 31, 2006, we issued 400,000 shares of our restricted common stock to World Wide Mortgage as consideration for agreeing to extend the due date to April 15, 2006 for us to repay our CDN $1,500,000 loan pursuant to the bridge loan agreement dated November 9, 2004 and amended on April 15, 2005 between us and World Wide. The shares have piggy-back registration rights that require us to register the shares in our next registration statement. The shares were valued at $1.30 per share, the closing bid price for shares of our common stock on the date we issued the shares. Therefore, the total aggregate value of the transaction is $520,000 which was recorded as interest expense.

On June 30, 2006, we issued 22,860 shares of common stock to the two accredited investors of our April 12 and May 30, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (see Note 13 - Preferred Shares Financing for additional information on the Series A Convertible Preferred Stock). The number of shares issued was based on the Dividend Payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing and $1,500,000 for the May 30 financing) payable in shares equal to 90% of the quotient of (i) the Dividend Payment divided by (ii) the average of the VWAP for the twenty (20) trading days immediately preceding the date the Dividend Payment is due, but in no event less than $0.65. As such, the shares were valued at approximately $34,700 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

Stock Options

In August 2005, our Board of Directors approved the "Edgewater Foods International 2005 Equity Incentive Plan." The Board of Directors reserved 5,000,000 shares of our common stock to be issued in the form of incentive and/or non-qualified stock options for employees, directors and consultants to Edgewater. As of August 31, 2006, our Board of Directors had authorized the issuance of 282,000 options to employees.

Stock option activity during the year ending August 31, 2006 was as follows:

                                                                Weighted Average
                                              Number of          Exercise Price
                                                 Shares
                                            -----------------------------------
Outstanding, August 31, 2005                       282,000    $            1.50
    Granted                                             --                  --
    Exercised                                           --                  --
    Forfeited                                           --                  --
    Expired                                             --                  --
                                            -----------------------------------
Outstanding, August 31, 2006                       282,000    $
                                                                           1.50
                                            ===================================
Exercisable, August 31, 2006                       282,000    $
                                                                           1.50
                                            ===================================

At August 31, 2006, 62,000 of the outstanding options expire in August 2010 with the remaining balance of 220,000 having an expiration date of August 2015.

NOTE 13.  PREFERRED STOCK FINANCING

On April 12, 2006, we completed a private equity financing of $1,062,000 with two accredited investors. Net proceeds from the financing were approximately $952,000. We issued 1,888,000 shares of our Series A Preferred Stock, par value $0.001 per share and stated value of $0.75 per share, at a purchase price of $0.5625 per share. Each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant,
(iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, (vii) Series F Warrant, (viii) Series G Warrant, and (ix) Series H Warrant, each to purchase a number of shares of common stock equal to 50% of the number of Series A Preferred Stock purchased, except for the Series J Warrants, which entitled the investor to purchase a number of shares of common stock equal to 100% of the number of shares of Series A Preferred Stock purchased. We issued a total of 9,440,000 Warrants. Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.

In connection with the April 12, 2006 financing, we paid cash compensation to a placement consultant in the amount of $84,960 and issued him 188,800 warrants. Each of the placement consultant's warrants allow him to purchase one share of our Series A Preferred Stock, and one half of each of the Series A-I Warrants and one Series J warrant. Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $0.5625 per warrant, for a period of three years. The fees were recorded as a cost of capital.

On May 30, 2006, we completed another round of private equity financing of $1,500,000 with one accredited investor pursuant to a Series A Convertible Preferred Stock Purchase Agreement. Net proceeds from this financing were approximately $1,380,000. We issued 2,000,000 shares of our Series A Preferred Stock, stated value of $0.75 per share, at a purchase price of $0.75 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, and (iv) Series D Warrant, each to purchase a 1,000,000 shares of Common Stock; therefore, we issued a total of 4,000,000 Warrants. Each of the Warrants has a term of 5 years and is identical to the Series A-D Warrants we issued to investors pursuant to the financing we closed on April 12, 2006 as disclosed in our Current Report on Form 8-K filed on April 14, 2006. Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

In connection with the May 30, 2006 financing, we paid cash compensation to a placement consultant in the amount of $120,000 and issued him 200,000 warrants. Each of the placement consultant's warrants allow him to purchase one share of our Series A preferred stock, and one half of each of the Series A-D Warrants. Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $0.75 per warrant, for a period of 3 years. The fees were recorded as a cost of capital.

On June 30, 2006 and July 11, 2006, we completed two final rounds of private equity financing, accepting subscriptions in the aggregate amount of $2,840,000 from nine institutional and accredited investors pursuant to the May 30, 2006 Series A Convertible Preferred Stock Purchase. On June 30, 2006 and July 11, 2006, we entered into separate Joinder Agreements to each of the Series A Convertible Preferred Stock Purchase Agreement and the Registration Rights Agreement, each dated as of May 30, 2006, with each of the new investors which added such investors as additional parties to the May 30, 2006 financing
documents.   Net  cash  proceeds  from  these  two  rounds  were   approximately
$2,783,000. Pursuant to these round two final financings, we issued a total of 3,786,666 shares of our Series A Preferred Stock, stated value of $0.75 per share, at a purchase price of $0.75 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, and (iv) Series D Warrant, each to purchase 1,893,338 shares of Common Stock ; therefore, we issued a total of 7,573,352 Warrants in these two final rounds of financing. Each of the Warrants has a term of 5 years and is identical to the Series A-D Warrants we issued to investors pursuant to the financings we closed on April 12, 2006 and May 30, 2006. Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

In connection with the June 30, 2006 and July 11, 2006 financing, we paid a total placement consultant fee of $217,000. The placement consultant received $160,000 of his fee in securities (as described below) and $57,000 in cash. As a result, we issued the placement consultant 213,333 shares of our Series A Preferred Stock, and one of each of the A-D Warrants, each to purchase 106,667 shares of our Common Stock. The A-D Warrants issued to the placement consultant are identical to the Series A-D Warrants we issued to the investors as described above. The fees were recorded as a cost of capital.

We used a portion of the proceeds of the above referenced private equity financings to repay the entire balance of short-term loan with an authorized limit of $1,451,510 secured by our assets, including a mortgage charge in the amount of $1,451,510 on land and building of the Company, and by a personal guarantee of Robert Saunders, our Chairman, President and CEO, and former sole shareholder of Island Scallops. (For additional information on this note, please see Note 7 - Short Term Debt above)

Series A Preferred Stock

         Our Board of Directors of has designated 10,000,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock. The principal terms of the preferred stock are as follows:

         Voting. Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series A Preferred Stock and except as otherwise required by Nevada law, the Series A Preferred Stock has no voting rights. We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class. The common stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series A Preferred Stock.

         Dividends. The holders of record of shares of Series A Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 8% per annum in shares of our common stock. The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65. Dividends on the Series A Preferred Stock are cumulative, accrue and are payable semi-annually. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock. So long as any shares of Series A Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

         Conversion. At any time on or after the issuance date, the holder of any such shares of Series A Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($0.75) of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $0.75 per share, subject to certain adjustments.

         If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

         The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

         Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $0.75 per share or the liquidation preference amount, of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

Corporate Offices

For the fiscal year ended August 31, 2006, our U.S. corporate office was located at 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878. This space was provided on a rent free basis by one of our shareholders. As a result, the Company did not recognize rental expense in the fiscal year.

Employment Agreements

We entered into an employment agreement with Mr. Robert Saunders as our Chairman and President effective on June 29, 2005. Subsequently in August 2005, Mr. Saunders was appointed CEO by our Board of Directors. Mr. Saunders will serve at the pleasure of the Board of Director's. For serving as President, Mr. Saunders' compensation will be US $60,000 per annum. Additionally, we agreed to grant Mr. Saunders a signing bonus of US $150,000 to be paid on closing of at least US $3,500,000 in third party financing and increase his compensation to $120,000 per annum if we receive at least US $5,000,000 in outside funding. After the completion of our Preferred Stock Financing (see Note 13 - Preferred Shares Financing for additional information on the Series A Convertible Preferred Stock), Mr. Saunders was due the signing bonus of $150,000 and a monthly salary of $10,000 per month beginning in August 2006. However, Mr. Saunders agreed to reduce his monthly salary to $5,000 per month until such time that we become significantly cash flow positive for its operations. Additionally, we are currently discussing possible restructuring/payment terms of the $150,000 bonus and the accrued salary of $70,000 as of August 31, 2006 until such time that we become significantly cash flow positive for its operations.

NOTE 15.  SUBSEQUENT EVENTS (UNAUDITED)

In September 2006, the Company entered into a Settlement Agreement with the Minister of Western Economic Diversification to amend the repayment terms of the Company non-interest bearing loan of $611,055 (to Island Scallops) with the Western Diversification Program. The Company agreed to repay the $174,976 due as of August 31, 2006 in accordance with a payment schedule beginning with a payment of $64,202 in September 2006 and continuing with monthly payment of roughly $10,070 until August 15, 2007. The parties agreed that the remaining balance of the $436,079 shall be repaid via quarterly payment equal to the greater of $31,577 or 4% of the gross scallop sales starting the quarter beginning on June 1, 2007 and subsequent quarters until the balance is repaid. Under the terms of this agreement, the first quarter payment will be due on September 30, 2007.

In September 2006, we engaged PR Global Concept GBR to provide international investor relations services. The initial term of the agreement is two years. Pursuant to the consulting agreement, we will pay PR Global $5,000 per month for the term of the agreement. As additional compensation, we will also issue a total of 500,000 options to purchase our common stock in quarter installments, the first of which vested immediately upon signing the agreement and the remainder of which will vest 3 months, 12 months and the final installment, 15 months after the date of signing; the options are exercisable at strike prices ranging from $1.40 to $2.25.

NOTE 16. GOING CONCERN

Prior to the completion of our Preferred Stock Financing (see Note 13 for additional details), our working capital had been primarily financed with various forms of debt. We have suffered operating losses since inception in our efforts to establish and execute our business strategy. As of August 31, 2006 we had a cash balance of approximately $1,800,000. Although management believes that we have adequate funds to maintain our business operations into the next fiscal year and until we become cash flow positive, we are likely to continue to suffer operational losses until the first quarter of our 2007 fiscal year. Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy. Based on these factors, there is substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis and ultimately to attain profitability. Our Management intends to obtain working capital through operations and to seek additional funding through debt and equity offerings to help fund our operations as we expand. There is no assurance that we will be successful in our efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 17.    FOREIGN OPERATIONS

The Company's share of the net assets held outside of the United States totaled approximately $3,250,000 at August 31, 2006.


Interim Financial Statements

                          EDGEWATER FOODS INTERNATIONAL
                           CONSOLIDATED BALANCE SHEET
                                NOVEMBER 30, 2006
                                   (unaudited)
                                                                        2006
                                                                        ----
ASSETS

Current assets:
       Cash                                                        $    815,815
       Accounts receivable, net                                          52,133
       Inventory                                                      1,389,664
       Other current assets                                              74,469
                                                                   ------------

       Total current assets                                           2,332,081

Property, plant and equipment, net                                    2,094,598

Investments in other assets                                               3,526
                                                                   ------------

       Total assets                                                $  4,430,205
                                                                   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
       Short term debt                                             $    456,045
       Current portion of warrant liabilities                         1,942,024
       Current portion of long term debt                                445,648
       Accounts payable and accrued liabilities                         620,220
                                                                   ------------

       Total current liabilities                                      3,463,937

Warrant liabilites, net of current portion                           22,985,903
Long term debt, net of current portion                                  425,020
                                                                   ------------

       Total liabilities                                             26,874,860
                                                                   ------------

Stockholders' deficit
       Series A Preferred stock, no par $0.001, 10,000,000
        authorized, 7,821,333 issued and outstanding                      7,821
       Common stock, no par $0.0001, 100,000,000
        authorized, 21,049,926 issued and outstanding                     2,105
       Additional paid in capital                                            60
       Accumulated deficit                                          (22,154,289)
       Accumulated other comprehensive income -
        foreign exchange adjustment                                    (300,352)
                                                                   ------------

       Total stockholders' deficit                                  (22,444,655)
                                                                   ------------

       Total liabilities and stockholders' deficit                 $  4,430,205
                                                                   ============


See accompanying notes to consolidated financial statements.

                          EDGEWATER FOODS INTERNATIONAL
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         THREE MONTHS ENDING NOVEMBER 30


                                                       2006            2005
                                                   ------------    ------------
                                                    (unaudited)     (unaudited)

Revenue                                            $    123,187    $    160,035
Cost of goods sold                                      191,069         171,733
                                                   ------------    ------------

Gross margin                                            (67,882)        (11,698)
                                                   ------------    ------------

Expenses from operations:
      General and administrative expenses              (175,931)        (43,111)
      Salaries and benefits                             (88,381)        (44,016)
      Stock compensation expense                           --          (182,500)
                                                   ------------    ------------

Total operating expenses                               (264,312)       (269,627)
                                                   ------------    ------------

Loss from operations                                   (332,194)       (281,325)
                                                   ------------    ------------

Other income (expense):
      Interest expense, net                              (6,760)        (53,519)
      Change in fair value of warrants               (2,768,477)           --
      Other income                                        2,308           4,102
                                                   ------------    ------------

                Other income (expense), net          (2,772,929)        (49,417)
                                                   ------------    ------------

Net loss                                             (3,105,123)       (330,742)

Foreign currency translation                            (44,032)        (23,177)

Total comprehensive loss                           $ (3,149,155)   $   (353,919)
                                                   ============    ============

Net loss per share
      Basic and diluted                            $      (0.15)   $      (0.02)

Weighted average shares outstanding
      Basic and diluted                              21,000,842      20,564,246



See accompanying notes to consolidated financial statements.

                          EDGEWATER FOODS INTERNATIONAL
                      CONSOLIDATED STATEMENTS OF CASHFLOWS
                         THREE MONTHS ENDED NOVEMBER 30

                                                         2006           2005
                                                     -----------    -----------
                                                     (unaudited)    (unaudited)
Cash flows from operating activities:

     Net loss                                        $(3,105,123)   $  (330,742)

     Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation, depletion and amortization           49,055         79,869
       Changes in fair value of warrants               2,768,477           --
       Common stock issued for services                     --          182,500

     Changes in current assets and liabilities:
       Accounts receivable                               (13,283)       (36,995)
       Other current assets                               (6,873)         4,404
       Inventory                                        (137,613)      (173,051)
       Accounts payable                                  (67,874)        70,387
       Bank overdrafts                                      --           11,964
                                                     -----------    -----------

Net cash used in operating activities                   (513,234)      (191,664)
                                                     -----------    -----------

Cash flows from investing activities:

     Purchase of property, plant and equipment          (360,571)        (2,499)
                                                     -----------    -----------

Net cash used in investing activities                   (360,571)        (2,499)
                                                     -----------    -----------

Cash flows from financing activities:

     Proceeds from short term debt                          --          244,433
     Payment of short term debt                             (522)          --
     Proceeds of long term debt                             --            1,069
     Payment of long term debt                           (90,839)        (6,523)
                                                     -----------    -----------

Net cash provided by (used in) financing activities      (91,361)       238,979
                                                     -----------    -----------

Foreign currency translation effect                      (35,761)       (45,223)

Net decrease in cash                                  (1,000,927)          (407)

Cash, beginning of period                              1,816,742            560
                                                     -----------    -----------

Cash, end of period                                  $   815,815    $       153
                                                     ===========    ===========

Supplemental disclosure of cash flow information

Net cash paid
Interest                                             $      --      $      --
                                                     ===========    ===========
Income taxes                                         $      --      $      --
                                                     ===========    ===========


See accompanying notes to consolidated financial statements.

                       Edgewater Foods International, Inc.

                   Notes to Consolidated Financial Statements
                                   (unaudited)

NOTE 1.  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.

On June 29, 2005, Edgewater Foods International, Inc. ("Edgewater"), a holding private company established under the laws of Nevada in order to acquire assets in the aquaculture industry, issued 10,300,000 shares of common stock in exchange for a 100% equity interest in Island Scallops, Ltd. As a result of the share exchange, Island Scallops, Ltd. become the wholly own subsidiary of Edgewater. As a result, the shareholders of Island Scallops owned a majority (54.21%) of the voting stock of Edgewater. The transaction was regarded as a reverse merger whereby Island Scallops was considered to be the accounting acquirer as its shareholders retained control of Edgewater after the exchange, although Edgewater is the legal parent company. The share exchange was treated as a recapitalization of Edgewater. As such, Island Scallops (and its historical financial statements) is the continuing entity for financial reporting purposes.

On August 15, 2005, we completed a reverse acquisition of Heritage Management Corporation, a public shell company, as that term is defined in Rule 12b-2 of the Exchange Act, established under the laws of Nevada on June 12, 2000. To accomplish the share exchange we issued 19,000,000 shares of common stock on a one to one ratio for a 100% equity interest in Edgewater. Per the terms of the Share Exchange and Bill of Sale of Heritage Funding Corporation and E. Lee Murdoch, Heritage was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, we changed the name of Heritage Management Corporation to "Edgewater Foods International, Inc." The transaction was regarded as a reverse merger whereby Edgewater was considered to be the accounting acquirer as it retained control of Heritage after the exchange. Although Edgewater is the legal parent company, the share exchange was treated as a recapitalization of Edgewater. Edgewater is the continuing entity for financial reporting purposes. The Financial Statements contained herein have been prepared as if Edgewater had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our unaudited consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America for reporting interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. All such adjustments are of a normal recurring nature. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended August 31, 2006. Results of operations for the three months ended November 30, 2006, are not necessarily indicative of the operating results for the full accounting year or any future period.

Inventory

Edgewater maintains inventories of raw materials for its aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value. Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities. Carrying costs per unit are determined on a weighted average basis.

At November 30, 2006, inventory consisted of the following:

Biomass (Scallops):                         $1,389,664

Derivative Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Edgewater accounts for all derivatives financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, Edgewater estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. None of Edgewater's derivative financial instruments held as of November 30, 2006 were designated as hedges.

Change in Depreciation Method

Effective  September  1,  2006,  as  a  result  of  management's  evaluation  of long-lived depreciable assets, we adopted the straight-line method of depreciation for all property, plant and equipment. Under the new provisions of SFAS No. 154 "Accounting Changes and Error Corrections, a replacement of APB
Opinion No. 20 and FASB Statement No. 3," which becomes effective as of September 1, 2006, a change in depreciation method is treated as a change in estimate. The effect of the change in depreciation method will be reflected on a prospective basis beginning September 1, 2006, and prior period results will not be restated. As the results of management's evaluation indicated the current estimated useful lives of our assets were appropriate, the depreciable lives of property, plant and equipment will not be changed. We believe that the change from the declining balance depreciation method to the straight-line method will better reflect the pattern of consumption of the future benefits to be derived from those assets being deprecated and will provide a better matching of costs and revenues over the assets' estimated useful lives.

Reclassifications

Certain 2005 amounts have been reclassified to conform to 2006 presentation.

Recent accounting pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Currently, there would be no effect of this interpretation on our financial position and results of operations.

During  September  2006,  the FASB  issued  Statement  of  Financial  Accounting
Standards ("SFAS") No. 157, Fair Value Measurements ("FAS 157"). FAS 157 establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and requires enhanced disclosures about fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of FAS 157 will have on its financial position and results of operations.
During September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement. This SAB provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This interpretation is effective for the first fiscal year ending after November 15, 2006. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.

NOTE 3.  PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment at November 30, 2006 consisted of the following:



                                                  Accumulated        Net Book
                                    Cost          Amortization       Value
                                    ------------------------------------------

Land                               $  222,163     $        -        $  222,163
Buildings                             501,896        222,957           278,939
Seawater piping and tanks             527,219        268,731           258,488
Boats and Barge                       329,282        120,863           208,419
Field equipment                     1,839,960        738,283         1,101,677
Office equipment                       14,585         12,268             2,317
Vehicles                               37,297         32,618             4,679
Computer equipment                     23,801          5,885            17,916
                                    ------------------------------------------
                                   $3,496,203     $1,401,605        $2,094,598


Depreciation expenses for the three month ended November 30, 2006 was $49,055.

NOTE 4.  RELATED PARTY TRANSACTIONS

We have five secured notes receivable from RKS Laboratories, Inc., a Vancouver research and development that is working towards developing superior strains of scallops with beneficial traits such as higher meat yield and rapid growth. (Robert Saunders owns 100% of RKS.) The first non-interest bearing note in the amount of $17,632 is secured by all assets of RKS is due on or before June 15, 2007. The second non-interest bearing note in the amount of $4,858 is also secured by all assets of RKS is due on or before August 31, 2007. The third non-interest bearing note in the amount of $17,632 is also secured by all assets of RKS is due on or before September 15, 2007. The fourth non-interest bearing note in the amount of $13,224 is also secured by all assets of RKS is due on or before September 21, 2007. The fifth non-interest bearing note in the amount of $2,379 is also secured by all assets of RKS is due on or before November 30, 2007. These amounts are included in other current assets.

NOTE 5.  INVESTMENTS IN TENURES

Edgewater carries its Investment in Tenures at $3,526 at November 30, 2006. This amount represents the carrying costs of certain shellfish tenures acquired by Island Scallops' subsidiary, 377332 B.C. Ltd. Shellfish tenures are government-granted rights allowing limited use of offshore waters for the purposes of cultivation of shellfish. The granting of shellfish tenure rights are the responsibility of the Provincial (British Columbia) Government and not the Canadian Federal Government. As such, the government assistance that we receive via loan agreement with various Federal Agencies has no effect on our ability to renew and/or modify these tenure agreements. The tenure held by 377332 B.C. Ltd. has an expiration date of July 10, 2021. Other shellfish tenures held by Edgewater and our subsidiaries have expiration dates ranging from 2021 to 2024.

These tenures are considered to have an indefinite useful life because renewal on expiration is anticipated, and therefore are not subject to amortization.


NOTE 6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Included in accounts payable and accrued liabilities are balances outstanding related to credit cards held in the name of one of our shareholders totaling $15,902 at November 30, 2006. We used these credit cards as a means of short term financing and incurs interest charges on such unpaid balances.

Included in accounts payable and accrued liabilities at November 30, 2006, is an amount of $116,247 in respect to an agreement to purchase geoduck seed from us (for additional information see Note 10 - Contingent Liabilities).

Included in accounts payable and accrued liabilities at November 30, 2006 is an amount of $64,922 payments due and interest accrued in respect to the loan from the National Research Council of Canada Industrial Research Assistance Program (see Note 8 - Long Term Debt for additional information).

NOTE 7.  SHORT TERM DEBT

These consolidated financial statements include Island Scallop's mortgage loan repayable at $1,984 per month including interest calculated at the greater of 10% and (Canadian) prime plus 6% (12% as of November 30, 2006). The loan, which is due on April 1, 2007, is secured by a second charge on the real property of Island Scallops. At November 30, 2006, the principal due is $188,145.

These consolidated financial statements include a non-interest bearing loan to Island Scallops from Industry Science and Technology Canada requiring repayment equal to 0.5% of Island Scallops' gross scallop sales for each preceding year, which is due January 1, 2007. If we did not generate sufficient revenues to repay the original amount of $160,503 by the due date, the remaining portion
($160,139 as of November 30, 2006) of the loan is to be forgiven. Amounts currently due bear interest based on the published rates of 90 day (Canadian) treasury bills.

Included in short-term debt at November 30, 2006, is estimated royalties of $58,674 payable to a third party from whom the former sole shareholder of Island Scallops originally acquired the shares of Island Scallops. The 1992 share purchase agreement (for Island Scallops) provided that the third party was to receive from the Company 3% of revenues from Island Scallops as earned, on a quarterly basis, throughout the period from December 1, 1992, to November 30, 2002. The third party holds a first charge (or first lien) over inventory of the Company (including broodstock) in the amount of $308,560 in support of its royalty entitlement. The third party has not taken further action to enforce payment of the arrears liability. To date, we have accrued the entire balance of $58,674 as a current liability and we plan to pay it with available funds in the near future.

Included in short-term notes payable at November 30, 2006, is an unsecured non-interest bearing demand loan from an individual with a face value of $44,226 and no specific terms of repayment. However, the lender has informally requested that the loan be repaid in full by October 6, 2008.

Included in short-term debt is a bank loan repayable at $458 per month plus interest calculated at (Canadian) prime plus 3% per annum (9% as of November 30, 2006), that is unsecured and is due October 23, 2007. At November 30, 2006, the principal due is $4,861.


NOTE 8. LONG TERM DEBT

These consolidated financial statements include a Western Diversification Program non-interest bearing loan to Island Scallops that requires repayment equal to 12% of gross revenues from our scallop sales, payable semi-annually, with no specified due date. In September 2006, we entered into a Settlement Agreement with the Minister of Western Economic Diversification to amend the repayment terms of our non-interest bearing loan of $597,103 (to Island Scallops) with the Western Diversification Program. We agreed to repay the $170,981 due as of August 31, 2006, in accordance with a payment schedule beginning with a payment of $62,736 in September 2006 and continuing with monthly payments of roughly $9,840 until August 15, 2007. The parties agreed that the remaining balance of the $426,122 shall be repaid via quarterly payments equal to the greater of $30,856 or 4% of the gross scallop sales starting the quarter beginning on June 1, 2007 and subsequent quarters until the balance is repaid. Under the terms of this agreement, the first quarter payment will be due on September 30, 2007. At November 30, 2006, the balance due is $514,686, of which $119,420 is reflected in the current portion of long term debt and the remaining balance of $395,266 is reflected as long term debt.

These consolidated financial statements include Island Scallops' unsecured non-interest bearing loan from the National Research Council of Canada
Industrial Research Assistance Program which requires quarterly payments commencing March 1, 2003 equal to 3% of gross black cod revenues of Island Scallops until the earlier of full repayment or December 1, 2012. The amount repayable is up to 150% of the original advance of $388,857, if repayment is before December 1, 2007. If at December 1, 2012, Island Scallops has not earned sufficient revenues to be required to repay the original loan amount, the remaining portion of the loan is to be forgiven. Amounts currently due at August 31, 2006, bear interest at a rate of 1% per month. At November 30, 2006, Island Scallops is in arrears in respect to the payment of these amounts. The National Council of Canada Industrial Research Assistance Program has requested payment of the $64,922 that they claim is owed under this loan agreement. As such, at November 30, 2006, $61,183 is included in accounts payable and accrued liabilities and the remaining full principal balance of $326,228 is reflected in the current portion of long term debt. We are seeking to renegotiate the repayment terms.

Included in long-term debt is one bank loans to Island Scallops. The bank loan is repayable at $1,102 per month, plus interest calculated at the floating base rate of the Business Development Bank of Canada plus 1.5% annum (9.5% as of November 30, 2006), is due February 23, 2009, and is secured by a General Security Agreement over the assets of Island Scallops, a mortgage charge on Island Scallops' real property and a personal guarantee of $44,080 by our Chairman, President and CEO, and former sole shareholder of Island Scallops. At November 30, 2006, the principal due is $29,754.

NOTE 9.  WARRANT LIABILITIES


The warrants that each investor received as a result of our April 12, May 30, June 30 and July 11 Preferred Stock Financing contained a cashless exercise provision that becomes effective one year after the original issuance date of such warrants if our registration statement (that we are required to file under the registration rights agreement) is not then in effect by the date such registration statement was required to be effective pursuant to the Registration Rights Agreement of the Preferred Stock Financing or not effective at any time during the Effectiveness Period (as defined in the Registration Rights

Agreement) in accordance with the terms of the Registration Rights Agreement. As such and in accordance with the accounting guidelines under SFAS No. 133, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value. We determined the fair value of the warrants as follows as of April 12, 2006, May 30, 2006, June 30, 2006 and July 11, 2006 (the issuance dates):

We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (one, three or five), underlying stock price of $1.10 (at April 12), $1.40 (at May 30), $1.35 (at June 30) and $1.40 (July 11) no dividends; a risk free rate of 4.91%, 4.90% and 4.91%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on April 12), a risk free rate of 4.99%, which equals three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on May 30), a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on June 30) and a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on July 11); and volatility of 93%. Under the assumptions, the Black-Scholes option pricing model yielded an aggregate value of approximately $19,494,000 with a current portion of approximately $1,225,000.

We performed the same calculations as of August 31, 2006, to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.40 per share; no dividends; a risk free rate of 5.01%, 4.71% and 4.70%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 93%. The resulting aggregate allocated value of the warrants as of August 31 2006 equaled approximately $22,160,000. The change in fair value of approximately $2,666,000 (with a current portion of roughly $519,000) was recorded for the period ended August 30, 2006.

We performed the same calculations as of November 30, 2006, to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.50 per share; no dividends; a risk free rate of 4.94%, 4.52% and 4.45%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 100%. The resulting aggregate allocated value of the warrants as of November 30, 2006 equaled approximately $24,928,000. The change in fair value of approximately $2,768,000 (with a current portion of roughly $198,000) was recorded for the period ended November 30, 2006.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders' equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in operating expenses.

NOTE 10.  CONTINGENT LIABILITIES

Our wholly owned subsidiary, Island Scallops, entered into an agreement in 1998 year with two parties, under which Island Scallops was to produce and sell geoduck seed to the two parties. Island Scallops received advance payments from each of the two parties in the 2002 of approximately $64,140 and recognized related revenue of $43,705 in respect to seed delivered in the 2002 year. The balance of the deposits received (advance payments), net of sales, totaling $116,247, is included in accounts payable and accrued liabilities.

Management's position is that the two parties violated the terms of the agreement and we are therefore entitled to retain the balance of the deposits. Per the terms of the original agreement, Island Scallops was entitled to make up any shortfall in the product produced in the following year. Although product was available and offered by Island Scallops in the following year, the two parties refused to honor the terms of the agreement and would not accept the product (to make up the shortfall) in the following year.

As of August 31, 2004, one of the two parties made claims that Island Scallops owed it an amount totaling $88,925. This particular party believed that the agreement required Island Scallops to deliver the product in year one and did not allow Island Scallops to make up any shortfall with product produced in the following year. The balance included in accounts payable and accrued liabilities related to this party is $33,914.

Any additional liability to us, or any reduction of the currently recognized liability, in respect to these deposits will be recorded at the time a conclusion to this matter can be determined.

Neither we nor our wholly owned subsidiary maintain insurance covering the replacement of our inventory. Consequently, we are exposed to financial losses or failure as a result of this risk.

NOTE 11.  STOCK-COMPENSATION EXPENSE

During the three months ended November 30, 2006, our Board of Directors did not authorize the issuance of shares of our restricted common stock for compensation. Therefore, we did not incur any stock compensation expense for the three months ended November 30, 2006.

Stock Options

In August 2005, our Board of Directors approved the "Edgewater Foods International 2005 Equity Incentive Plan." The Board of Directors reserved 5,000,000 shares of our common stock to be issued in the form of incentive and/or non-qualified stock options for employees, directors and consultants to Edgewater. As of August 31, 2006, our Board of Directors had authorized the issuance of 282,000 options to employees.

In September 2006, we engaged PR Global Concept GBR to provide international investor relations services. The initial term of the agreement was for two years. Pursuant to the consulting agreement, we were to pay PR Global $5,000 per month for the term of the agreement. As additional compensation, we orginally agreed to issue a total of 500,000 options to purchase our common stock in quarter installments, the first 125,000 of which was to vest immediately upon signing of the agreement and the remainder of which was to vest in three equal amounts of 125,000 after 3 months, 12 months and the final installment, 15 months after the date of signing; the options are exercisable at strike prices ranging from $1.40 to $2.25. The options were to be exercisable for a period of three years from the date of the vesting.

In December 2006, we amended and restated PR Global's agreement and PR Global rescinded the orginal 500,000 options, at strike prices ranging from $1.40 to $2.20 that were issuable under the original agreement. (For additional information please see Note 14 - Subsequent Events.)

Stock option activity during the period ending November 30, 2006 was as follows:

                                                                    Weighted
                                                Number of           Average
                                                  Shares          Exercise Price
                                              ----------------------------------
Outstanding, September 1, 2006                    282,000       $
                                                                            1.50
    Granted                                            --                     --
    Exercised                                          --                     --
    Forfeited                                          --                     --
    Expired                                            --                     --
                                              ----------------------------------
Outstanding, November 30, 2006                    282,000       $
                                                                            1.50
                                              ==================================
Exercisable, November 30, 2006                    282,000       $           1.50
                                              ==================================

At November 30, 2006, 62,000 of the exercisable options expire in August 2010 with the remaining balance of 220,000 having an expiration date of August 2015.

NOTE 12.  SERIES A PREFERRED STOCK CONVERSION

On November 7, 2007, a holder of our series A preferred stock exercised their right to covert 66,666 shares of our series A preferred stock into 66,666 share of common stock. As such, we issued 66,666 shares of common stock and canceled 66,666 chares of our series A.

NOTE 13.  GOING CONCERN

Prior to the completion of our Preferred Stock Financing working capital had been primarily financed with various forms of debt. We have suffered operating losses since inception in our efforts to establish and execute our business strategy. As of November 30, 2006, we had a cash balance of approximately $816,000. Although management believes that we have adequate funds to maintain our business operations into the second and third quarter and/or until we become cash flow positive, we continued to suffer operational losses in the first quarter of our 2007 fiscal year. Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy. Based on these factors, there is substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis and ultimately to attain profitability. Our management intends to obtain working capital through operations and to seek additional funding through debt and equity offerings to help fund our operations as we expand. There is no assurance that we will be successful in our efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 14.  SUBSEQUENT EVENTS

In December 2006, we entered into an Amended and Restated Agreement with PR Global Concept GBR. Under the terms of the amended agreement, PR Global was only eligible to receive a total of 350,000 (as opposed to 500,000 in the original agreement) options to purchase our common stock in the following installments:
25,000 options every 3 months after the date of the Amended Agreement for a total of four installments; one installment of 125,000 options 18 months from the date of the Amended Agreement; and, one installment of 125,000 options 24 months from the date of the Amended Agreement. The options issued in the first four installments were to be exercisable at a strike price of $1.52 and the last two installments were to be exercisable at a strike price of $2.25. The options were to be exercisable for a period of three years from the date of the vesting. Additionally, PR Global would no longer receive the $5,000 monthly payment; we did however pay the one month owed to PR Global under the original agreement when the Amended Agreement was signed. The Amended Agreement was otherwise unchanged from the originally entered into agreement with PR Global. On January 12, 2007, however, we terminated our Amended and Restated Agreement with PR
Global and ended our relationship with the firm. As such, we rescinded the 350,000 options that were to be issued under the amended agreement and PR Global is to receive no additional compensation.

On December 31, 2006, we issued 138,565 shares of common stock to the investors of our April 12, May 30, June 30 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (see Note 13 - Preferred Shares Financing for additional information on the Series A Convertible Preferred Stock). The number of shares issued was based on the Dividend Payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing, $1,500,000 for the May 30 financing, $1,550,000 for the June 30 financing and $1,450,000 for the July 11 financing) payable in shares equal to 90% of the quotient of (i) the Dividend Payment divided by (ii) the average of the VWAP for the twenty (20) trading days immediately preceding the date the Dividend Payment is due, but in no event less than $0.65. As such, the shares were valued at approximately $211,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

                       EDGEWATER FOODS INTERNATIONAL, INC.





                        --------------------------------

                                   PROSPECTUS

                        --------------------------------

                                     PART II


ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to Edgewater for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to Edgewater or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Edgewater or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Edgewater or our shareholders, or that show a reckless disregard for duty to Edgewater or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Edgewater or our shareholders, or (iii) based on transactions between Edgewater and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         We have been advised that it is the position of the Commission that insofar as the provision in Edgewater's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We are issuing a new series of Preferred Stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling shareholders. We have agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

       ITEM                                           AMOUNT
       ----                                           ------

       SEC Registration Fee                        $1,400.96
       Transfer Agent Fees                             $0.00
       Legal Fees                                 $20,000.00
       Accounting Fees                             $3,500.00
       Printing and Engraving Costs                    $0.00
       Miscellaneous                               $5,000.00
                                        ---------------------
       Total                                      $29,900.96
                                        =====================



ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions;
(iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

         To accomplish the Share Exchange with Edgewater, we issued an aggregate of 19,000,000 shares of common stock in exchange for all of the issued and outstanding capital stock of Edgewater. The shares were issued to 17 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

         In October 2005, we engaged Aurelius Consulting to provide marketing and investor relations services. The initial term of the agreement is one year. Aurelius is entitled to receive 100,000 shares of our restricted common stock during the term of its agreement (25,000 per quarter), in consideration for their services. The shares were valued at $1.45 per share, the closing bid price for shares of our common stock on the date of the contract. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

         On October 21, 2005 and November 11, 2005, our board approved the issuing a total of 25,000 shares of the Company's common stock to The Shemano Group, LLC for preparing a research report for the Company. The shares were valued at $1.50 per share, the closing market bid of our common stock on the date of the resolution. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

         On January 31, 2006, we issued 400,000 shares of our restricted common stock to World Wide Mortgage as consideration for agreeing to extend the due date for us to repay our CDN $1,500,000 loan pursuant to the bridge loan agreement dated November 9, 2004 and amended on April 15, 2005 between us and World Wide. The shares have piggy-back registration rights that require us to register the shares in our next registration statement. The shares were valued at $1.30 per share, the closing bid price for shares of our common stock on the date we issued the shares. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

         Pursuant to the financings we closed on April 12, May 30, June 30, 2006 and July 11, 2006, we issued an aggregate of 30,905,619 shares. The shares were issued to 9 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

         On June 30, we issued 22,860 shares of common stock to the two accredited investors of our April 12 and May 30, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

                  On December 31, 2006, we issued 138,565 shares of common stock to the investors of our April 12, May 30, 2006, June 30, 2006 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

                  Pursuant to the financing we closed on January 16, 2007, we issued 207 shares of our series B preferred stock. The shares were issued to two accredited investors pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act for issuances not involving any public offering.

ITEM 27.  EXHIBITS

           EXHIBIT
           NUMBER      DESCRIPTION
           -------     -----------
             3.1       Articles of Incorporation, (Incorporated by reference to
                       Exhibit 3.1 to the Company's Annual Report on Form 10-KSB filed on December 14, 2005).


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             3.2       Amended and Restated Bylaws, (Incorporated by reference
                       to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 16, 2005).

             3.3 Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-KSB filed on November 28, 2006)

             4.1 Securities Purchase Agreement dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K filed on April 14,
                       2006).

             4.2 Registration Rights Agreement dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on April 14,
                       2006).

             4.3 Designation of Rights and Preferences of Series A Preferred Stock dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on April 14, 2006).

             4.4 Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibits 10.6 through 10.14 to the Company's Current Report on Form 8-K filed on April 14, 2006).

             4.5 Amendment to Registration Rights Agreement dated as of May 30, 2006 (Incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed on May 30, 2006).

             4.6 Form of Joinder Agreement to the Securities Purchase Agreement dated as of June 30, 2006 and July 11, 2006 (Incorporate by reference to Exhibits 10.1 and 10.2 to the Company's Current Report on Form 8-K filed on June 30, 2006).

             4.7 Joinder Agreement to the Registration Rights Agreement dated as of June 30, 2006 and July 11, 2006 (Incorporate by reference to Exhibits 10.1 and 10.2 to the Company's Current Report on Form 8-K filed on June 30, 2006).

             4.8 Securities Purchase Agreement dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K filed on January 17,
                       2007).

             4.9 Registration Rights Agreement dated as of January 16, 2006 (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 17,
                       2007).

             4.10 Designation of Rights and Preferences of Series B Preferred Stock dated as of January 16, 2006 (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on January 17,
                       2007).

             4.11 Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibits 10.6 through 10.14 to the Company's Current Report on Form 8-K filed on January 17, 2007).

             4.12      Form of Common Stock Purchase Warrant

             5.1       Opinion and Consent of Law Offices of Louis E. Taubman,
                       P.C.

             10.1 Employment Agreement of Robert Saunders (Incorporate by reference to Exhibits 10.1 to the Company's Registration Statement on Form SB-2 filed on July 14, 2006).


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             10.2      Consulting Agreement with TriPoint Capital Advisors,  LLC
                       (Incorporated   by  reference  to  Exhibit  10.2  to  the
                       Company's Registration Statement on Form SB-2 filed on October 16, 2006)

             10.5 Consulting Agreement with Aurelius Consulting Group, Inc. (Incorporate by reference to Exhibits 10.5 Company's Registration Statement on Form SB-2 filed on July 14,
                       2006).

             10.6 Consulting Agreement with Gallatin Consulting, Inc. (Incorporate by reference to Exhibits 10.6 Company's Registration Statement on Form SB-2 filed on July 14,
                       2006).

             10.7 Placement Consultant Agreement with Pai's International Trade, Inc. dated March 9, 2006 (Incorporated by reference to Exhibit 10.7 in the Company's Registration Statement on Form SB-2 filed on October 10, 2006).

             10.8 Excerpt from Board of Directors' Meeting summarizing Robert Saunders' amended employment agreement (Incorporated by reference to Exhibit 10.8 in the Company's Registration Statement on Form SB-2 filed on October 16, 2006).

             10.9 Consulting Agreement between Kitsilano Capital Corp. and the Company dated February 1, 2007.

             23.1      Consent of LBB & Associates, Ltd., LLP










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ITEM 28.  UNDERTAKINGS.

         a) The undersigned Registrant hereby undertakes:

     1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the  prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)Include any  additional or changed  material  information on the plan of distribution. Provided, however, that paragraphs
                    (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement

     2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4)   Not applicable.

     5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) If the registrant is relying on Rule 430B:

               (A)  Each prospectus filed by the registrant pursuant to Rule 424
                    (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made


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

                    in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

         (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, State of British Colubmia, on February 6, 2007 and the City of Gaithersburg, State of Maryland on February 6, 2007.


Edgewater Foods International, Inc.

By: /s/  Robert Saunders
    --------------------
Name:    Robert Saunders
Title:   President & Chief Executive Officer


By: /s/  Michael Boswell
------------------------
Name:    Michael Boswell
Title:   Acting Chief Financial Officer and
         Acting Chief Accounting Officer

Dated: February 6, 2007

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       /s/ Robert Saunders                               Dated: February 6, 2007
       -------------------------------------------
       Robert Saunders
       President and Chief Executive Officer

       /s/ Michael Boswell                               Dated: February 6, 2007
       -------------------------------------------
       Director & Acting Chief Financial Officer
       & Acting Chief Accounting Officer

       /s/ Douglas C. MacLellan                          Dated: February 6, 2007
       -------------------------------------------
       Douglas C. MacLellan
       Vice-chairman of the Board

       /s/ Mark H. Elenowitz                             Dated: February 6, 2007
       -------------------------------------------
       Mark H. Elenowitz
       Director

       /s/ Ian Fraser                                    Dated: February 6, 2007
       -------------------------------------------
       Ian Fraser
       Director

       /s/ Victor Bolton                                 Dated: February 6, 2007
       -------------------------------------------
       Victor Bolton
       Director

       /s/ Darryl Horton                                 Dated: February 6, 2007
       -------------------------------------------
       Darryl Horton
       Director

       /s/ Robert Rooks                                  Dated: February 6, 2007
       -------------------------------------------
       Robert Rooks
       Director




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